EXHIBIT 2.1







                               PURCHASE AGREEMENT



                                  by and among



                       LIGAND PHARMACEUTICALS INCORPORATED

                                  SERAGEN, INC.

                                   EISAI INC.

                                       and

                                 EISAI CO., LTD.



                          Dated as of September 7, 2006

                                TABLE OF CONTENTS



ARTICLE I. DEFINITIONS........................................................1

         SECTION 1.1       DEFINITIONS........................................1
         SECTION 1.2       OTHER DEFINITIONAL PROVISIONS.....................16

ARTICLE II. PURCHASE AND SALE................................................17

         SECTION 2.1       TRANSFER OF PURCHASED ASSETS AND INVENTORY........17
         SECTION 2.2       EXCLUDED ASSETS...................................19
         SECTION 2.3       ASSUMED LIABILITIES...............................19
         SECTION 2.4       EXCLUDED LIABILITIES..............................19
         SECTION 2.5       PROCEDURES FOR CERTAIN PURCHASED ASSETS NOT FREELY
                           TRANSFERABLE......................................19
         SECTION 2.6       PURCHASE PRICE....................................20
         SECTION 2.7       PURCHASE PRICE ALLOCATION.........................21
         SECTION 2.8       CLOSING DATE INVENTORY ADJUSTMENTS................21
         SECTION 2.9       RISK OF LOSS......................................23
         SECTION 2.10      TAX WITHHOLDING...................................23

ARTICLE III. CLOSING.........................................................23

         SECTION 3.1       CLOSING...........................................23
         SECTION 3.2       TRANSACTIONS AT CLOSING...........................24
         SECTION 3.3       PURCHASER'S ACTIONS AND DELIVERIES................25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB..........26

         SECTION 4.1       ORGANIZATION......................................26
         SECTION 4.2       DUE AUTHORIZATION.................................27
         SECTION 4.3       NO CONFLICTS; ENFORCEABILITY......................27
         SECTION 4.4       TITLE; ASSETS.....................................27
         SECTION 4.5       INVENTORY.........................................28
         SECTION 4.6       APPLICABLE PERMITS................................28
         SECTION 4.7       INTELLECTUAL PROPERTY.............................29
         SECTION 4.8       LITIGATION........................................31
         SECTION 4.9       ASSIGNED CONTRACTS................................31
         SECTION 4.10      CONSENTS..........................................33
         SECTION 4.11      TAXES.............................................33
         SECTION 4.12      EMPLOYEE MATTERS..................................33
         SECTION 4.13      LABOR MATTERS.....................................34
         SECTION 4.14      COMPLIANCE WITH LAW...............................35
         SECTION 4.15      REGULATORY MATTERS................................35
         SECTION 4.16      GOVERNMENT MULTI-PRODUCT CONTRACTS................37
         SECTION 4.17      FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES..37

         SECTION 4.18      ABSENCE OF CHANGES................................37
         SECTION 4.19      INSURANCE.........................................38
         SECTION 4.20      BROKERS, ETC......................................38
         SECTION 4.21      PRODUCT EQUIPMENT.................................38
         SECTION 4.22      PROMOTIONAL MATERIALS.............................38
         SECTION 4.23      NO OTHER WARRANTIES...............................39

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF EISAI INC. AND EISAI, LTD.......39

         SECTION 5.1       ORGANIZATION......................................39
         SECTION 5.2       DUE AUTHORIZATION.................................39
         SECTION 5.3       NO CONFLICTS; ENFORCEABILITY......................39
         SECTION 5.4       LITIGATION........................................40
         SECTION 5.5       CONSENTS..........................................40
         SECTION 5.6       FINANCING.........................................40
         SECTION 5.7       BROKERS, ETC......................................40
         SECTION 5.8       INDEPENDENT INVESTIGATION.........................40
         SECTION 5.9       NO OTHER WARRANTIES...............................41

ARTICLE VI. COVENANTS PRIOR TO CLOSING.......................................41

         SECTION 6.1       ACCESS TO INFORMATION.............................41
         SECTION 6.2       CONDUCT OF THE PRODUCT LINE BUSINESS..............41
         SECTION 6.3       REQUIRED APPROVALS AND CONSENTS...................43
         SECTION 6.4       HSR ACT...........................................43
         SECTION 6.5       NO NEGOTIATION....................................44
         SECTION 6.6       TRANSITION ACTIVITIES.............................45
         SECTION 6.7       NON-SOLICITATION; NON-COMPETITION; NON-
                           DISPARAGEMENT.....................................46
         SECTION 6.8       NOTIFICATIONS.....................................47
         SECTION 6.9       DISCLOSURE SUPPLEMENTS............................48
         SECTION 6.10      FURTHER ASSURANCES; FURTHER DOCUMENTS.............48

ARTICLE VII. CONDITIONS TO CLOSING...........................................48

         SECTION 7.1       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER,
                           SELLER SUB AND PURCHASER..........................48
         SECTION 7.2       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS...49
         SECTION 7.3       CONDITIONS PRECEDENT TO SELLER'S AND SELLER
                           SUB'S OBLIGATIONS.................................50

ARTICLE VIII. ADDITIONAL COVENANTS...........................................51

         SECTION 8.1       CONFIDENTIALITY; PUBLICITY........................51
         SECTION 8.2       AVAILABILITY OF RECORDS...........................51
         SECTION 8.3       USE OF SELLER BRANDS..............................52
         SECTION 8.4       NOTIFICATION OF CUSTOMERS.........................52
         SECTION 8.5       PRODUCT RETURNS, REBATES AND CHARGEBACKS..........53
         SECTION 8.6       ACCOUNTS RECEIVABLE...............................56

         SECTION 8.7       REGULATORY MATTERS................................56
         SECTION 8.8       WEBSITE INFORMATION...............................59
         SECTION 8.9       TAX MATTERS.......................................59
         SECTION 8.10      GOVERNMENT MULTI-PRODUCT CONTRACTS................60
         SECTION 8.11      INVENTORY MATTERS.................................61
         SECTION 8.12      PROSECUTION OF PRODUCT MARKS......................61
         SECTION 8.13      TRADE SECRETS.....................................61
         SECTION 8.14      PROFESSIONAL ADVISORY FEES, ETC...................62
         SECTION 8.15      NON-ASSERTION COVENANT............................62

ARTICLE IX. EMPLOYEE MATTERS.................................................62

         SECTION 9.1       EMPLOYEE TRANSFER.................................62
         SECTION 9.2       TRANSITION OF BENEFITS............................63
         SECTION 9.3       WARN ACT..........................................65
         SECTION 9.4       EMPLOYEE INFORMATION..............................65

ARTICLE X. TERM AND TERMINATION..............................................66

         SECTION 10.1      TERMINATION.......................................66
         SECTION 10.2      PROCEDURE AND EFFECT OF TERMINATION...............67

ARTICLE XI. INDEMNIFICATION..................................................69

         SECTION 11.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                           EXPIRATION........................................69
         SECTION 11.2      INDEMNIFICATION BY SELLER AND SELLER SUB..........70
         SECTION 11.3      INDEMNIFICATION BY PURCHASER......................71
         SECTION 11.4      CERTAIN PROCEDURES FOR INDEMNIFICATION............71
         SECTION 11.5      LIMITATIONS.......................................73
         SECTION 11.6      ESCROW............................................74
         SECTION 11.7      SATISFACTION OF CLAIMS............................74
         SECTION 11.8      EXCLUSIVE REMEDY..................................75

ARTICLE XII. MISCELLANEOUS...................................................75

         SECTION 12.1      ASSIGNMENT; BINDING EFFECT........................75
         SECTION 12.2      CUMULATIVE RIGHTS.................................75
         SECTION 12.3      EXPENSES..........................................75
         SECTION 12.4      NOTICES...........................................75
         SECTION 12.5      ENFORCEABILITY; SEVERABILITY......................76
         SECTION 12.6      AMENDMENT; ENTIRE AGREEMENT.......................77
         SECTION 12.7      NO THIRD PARTY BENEFICIARIES......................77
         SECTION 12.8      WAIVER............................................77
         SECTION 12.9      GOVERNING LAW; JURISDICTION.......................77
         SECTION 12.10     INJUNCTIVE RELIEF.................................78
         SECTION 12.11     WAIVER OF JURY TRIAL..............................78
         SECTION 12.12     HEADINGS..........................................78
         SECTION 12.13     COUNTERPARTS......................................78

         SECTION 12.14     SCHEDULES.........................................78
         SECTION 12.15     CONSTRUCTION......................................78

                                LIST OF EXHIBITS


Exhibit A-1           -      Assignment of U.S. Product Marks
Exhibit A-2           -      Assignment of Non-U.S. Product Marks
Exhibit B-1           -      Assignment of Product Patent Rights
Exhibit B-2           -      Assignment of Non-U.S. Product Patent Rights
Exhibit C-1           -      Bill of Sale and Assignment and Assumption
                             Agreement - U.S.
Exhibit C-2           -      Bill of Sale and Assignment and Assumption
                             Agreement - Non-U.S.
Exhibit D             -      Escrow Agreement
Exhibit E             -      ONTAK Manufacture and Supply Agreement Assignment
Exhibit F             -      ONTAK Product Insert
Exhibit G             -      Targretin Manufacture and Supply Agreement
                             Assignment
Exhibit H             -      Transition Services Agreement


                                LIST OF SCHEDULES


Schedule 2.3           -      Assumed Liabilities
Schedule 2.8           -      Inventory Value Calculation
Schedule 6.2           -      Conduct of Product Line Business
Schedule 8.5(c)        -      Best Price and AMP
Schedule 9.1(a)(i)     -      Product Employees to whom Purchaser will Extend
                              Employment Offers
Schedule 9.1(a)(ii)    -      Potential Employees
Schedule 9.2(e)        -      Qualified Beneficiaries


                           SELLER DISCLOSURE SCHEDULE


Schedule 1.1(a)        -      Applicable Permits
Schedule 1.1(b)        -      Assigned Contracts
Schedule 1.1(c)        -      Knowledge
Schedule 1.1(d)        -      ONTAK Patents
Schedule 1.1(e)        -      Panretin Patents
Schedule 1.1(f)        -      Permitted Encumbrances
Schedule 1.1(g)        -      Product Copyrights
Schedule 1.1(h)        -      Product Equipment
Schedule 1.1(i)        -      Product Marks
Schedule 1.1(j)        -      Product Trade Dress
Schedule 1.1(k)        -      Promotional Materials

Schedule 1.1(l)        -      Targretin Patents
Schedule 4.3           -      No Conflicts
Schedule 4.4           -      Title; Assets
Schedule 4.5(c)        -      Inventory Sales Not in Ordinary Course of Business
Schedule 4.7(b)        -      Enforceable and Valid Intellectual Property
Schedule 4.7(c)        -      Control of Intellectual Property
Schedule 4.7(d)        -      Royalty Obligations
Schedule 4.7(e)        -      Licenses or Other Rights Granted under
                              Intellectual Property
Schedule 4.7(f)        -      Intellectual Property Infringement
Schedule 4.8           -      Litigation
Schedule 4.9           -      Assigned Contracts - Third Party Consents
Schedule 4.10          -      Consents
Schedule 4.12(a)       -      Product Employee List
Schedule 4.12(b)       -      Seller Plans
Schedule 4.12(g)       -      No Liabilities to Product Employees
Schedule 4.13          -      Labor Matters
Schedule 4.14          -      Compliance with Law
Schedule 4.15          -      Registrations
Schedule 4.18          -      Absence of Changes
Schedule 4.19          -      Insurance Policies
Schedule 7.2           -      Required Consents

                               PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "AGREEMENT"), dated as of September 7, 2006
(the "EXECUTION DATE"), is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation ("SELLER"), Seragen, Inc., a Delaware corporation and wholly-owned subsidiary of Seller ("SELLER SUB"), and Eisai Inc., a Delaware corporation ("EISAI INC.") and Eisai Co., Ltd., a Japanese company ("EISAI, LTD.", and together with Eisai Inc.,"PURCHASER"). Each of Seller, Seller Sub, Eisai Inc. and Eisai, Ltd. is sometimes referred to herein, individually, as a "PARTY" and, collectively, as the "PARTIES." All capitalized terms used herein shall have the meanings specified in ARTICLE I below or elsewhere in this Agreement, as applicable.

                                  INTRODUCTION

         WHEREAS, subject to the terms and conditions of this Agreement, Seller and Seller Sub desire to transfer their respective rights in the Products and substantially all of their respective rights in the Distribution of the Products in the Territory (collectively, the "PRODUCT LINE BUSINESS") to Purchaser;

         WHEREAS, subject to the terms and conditions of this Agreement, Seller and Seller Sub wish to sell the Purchased Assets and Inventory and transfer the Assumed Liabilities to Purchaser, and Purchaser wishes to purchase the Purchased Assets and Inventory and assume the Assumed Liabilities from Seller and Seller Sub; and

         WHEREAS, the Parties agree that all United States rights, liabilities and obligations to the Purchased Assets, Inventory and Assumed Liabilities assigned, transferred and conveyed pursuant to this Agreement shall be assigned, transferred and conveyed to Eisai Inc., and that all other rights, liabilities and obligations to the Purchased Assets, Inventory and Assumed Liabilities shall be assigned, transferred and conveyed to Eisai, Ltd.;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        Section 1.1 DEFINITIONS. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:

         "ACCOUNTANTS" means an accounting firm of national reputation (excluding each of Seller's and Purchaser's respective regular outside accounting firms) as may be mutually acceptable to Seller and Purchaser; PROVIDED, HOWEVER, if Seller and Purchaser are unable to agree on such accounting firm within ten (10) days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Purchaser a list of three (3) other accounting firms of national reputation which have not performed services for Seller or

Purchaser in the preceding three (3)-year period, and Purchaser shall select one of such three (3) accounting firms.

         "ACCOUNTS RECEIVABLE" means any rights whatsoever to any accounts receivable (including any payments received with respect thereto on or after the Closing, unpaid interest accrued on any such accounts receivable and any security or collateral related thereto) arising from sales of the Products on or prior to the Closing Date.

         "ACQUISITION PROPOSAL" means a proposal from a third party not solicited by or on behalf of Seller, Seller Sub or any of their respective Affiliates or any Representatives of the foregoing between the Execution Date and the Effective Time relating to the acquisition of the Products and the Product Line Business, or the acquisition of more than fifty percent (50%) of Seller's Common Stock.

         "ACT" means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

         "ACTION" means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than fifty percent (50%) of the voting equity of the other Person.

         "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

         "ALTERNATIVE TRANSACTION" has the meaning set forth in SECTION 10.2(F).

         "ALTERNATIVE TRANSACTION NOTICE" has the meaning set forth in SECTION 10.2(F).

         "AMP" has the meaning set forth in SECTION 8.5(C)(III).

         "APPLICABLE PERMITS" means the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller, Seller Sub or their respective Affiliates that relate primarily or exclusively to any Product or the Product Line Business, as set forth on
SCHEDULE 1.1(A) of the Seller Disclosure Schedule, in each case, together with any renewals, extensions or modifications thereof or any amendments thereto.

         "APPORTIONED OBLIGATIONS" has the meaning set forth in SECTION 8.9(B).

         "ASSETS" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

         "ASSIGNED CONTRACT(S)" means those Contracts, regardless of dollar value, including purchase orders, related primarily or exclusively to any Product or the Product Line Business, as set forth on SCHEDULE 1.1(B) of the Seller Disclosure Schedule (such schedule to be updated by Seller immediately prior to the Closing) together with those Contracts which would have been set forth on SCHEDULE 1.1(B) of the Seller Disclosure Schedule but for the dollar thresholds of SECTION 4.9(A)(II). Notwithstanding the foregoing, "ASSIGNED CONTRACT(S)" shall not include any Seller Plan.

         "ASSIGNMENT OF NON-U.S. PRODUCT MARKS" means an Assignment of Non-U.S. Product Marks, in substantially the form attached hereto as EXHIBIT A-2.

         "ASSIGNMENT OF NON-U.S. PRODUCT PATENT RIGHTS" means an Assignment of Non-U.S. Product Patent Rights, in substantially the form attached hereto as EXHIBIT B-2.

         "ASSIGNMENT OF U.S. PRODUCT MARKS" means an Assignment of Non-U.S. Product Marks, in substantially the form attached hereto as EXHIBIT A-1.

         "ASSIGNMENT OF U.S. PRODUCT PATENT RIGHTS" means an Assignment of Non-U.S. Product Patent Rights, in substantially the form attached hereto as EXHIBIT B-1.

         "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.3.

         "BAYH-DOLE ACT" means the Patent and Trademark Law Amendments Act, 35 U.S.C. ss.200 ET. SEQ, as may be amended or succeeded from time to time, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

         "BEST PRICE" has the meaning set forth in SECTION 8.5(C)(III).

         "BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT - NON-U.S." means a Bill of Sale and Assignment and Assumption Agreement - Non-U.S., in substantially the form attached hereto as EXHIBIT C-2.

         "BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT - U.S." means a Bill of Sale and Assignment and Assumption Agreement - U.S., in substantially the form attached hereto as EXHIBIT C-1.

         "BLA(S)" means a Biologics License Application, or equivalent FDA application, for any product, as appropriate, relating to the manufacturing and marketing of biologically based pharmaceutical products, and all supplements or amendments filed pursuant to the requirements of the Act, including all documents, data and other information concerning the product which are reasonably necessary for the FDA approval in the United States.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

         "CAP" has the meaning set forth in SECTION 11.5(B).

         "CHARGEBACK CLAIMS" has the meaning set forth in SECTION 8.5(E)(I).

         "SELLER SUB" has the meaning set forth in the first paragraph of this Agreement.

         "CLAIM NOTICE" has the meaning set forth in SECTION 11.1(D).

         "CLOSING" means the closing of the purchase and sale of the Purchased Assets and Inventory, and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

         "CLOSING DATE" has the meaning set forth in SECTION 3.1.

         "CLOSING DATE INVENTORY STATEMENT" has the meaning set forth in SECTION 2.8(A).

         "CLOSING DATE INVENTORY VALUE" has the meaning set forth in SECTION 2.8(A).

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated as of December 19, 2005, between Eisai Inc. and UBS Securities LLC, on behalf of Seller.

         "CONTRACTS" means any and all legally binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements.

         "CONTROL" means, with respect to any Intellectual Property, possession by a Party of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, grant the right to use, or grant a license, sublicense or other right to or under, such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement with any third party.

         "COPYRIGHTS" means (a) all copyrights (including copyrights in any package inserts, marketing or promotional materials, Labeling or other text provided to prescribers or consumers), whether registered or unregistered throughout the world; (b) any registrations and applications therefor; (c) all related rights and priorities afforded under any international treaty, convention, or the like; (d) all extensions and renewals thereof; and (e) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys' fees), and proceeds of suit.

         "DATA ROOMS" means, collectively, the electronic datasite operated by the Merrill Corporation on behalf of Seller in connection with the Transactions, the data room established in

San Diego, California and made accessible to Purchaser and the data room established in New York City, New York and made accessible to Purchaser.

         "DEDUCTIBLE" has the meaning set forth in SECTION 11.5(A).

         "DISTRIBUTION" means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of any Product, including advertising, detailing, educating, planning, promoting, conducting, reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

         "EFFECTIVE TIME" has the meaning set forth in SECTION 3.1.

         "EMEA" means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

         "ENCUMBRANCE" means, with respect to the property or right of Seller, Seller Sub or any of their respective Affiliates, any security interest, pledge, hypothecation, mortgage, lien (statutory or otherwise), assessment, levy, claim known to Seller, charge, community property interest, equitable interest, third party license, conditional sale or title retention agreement, option, right of first option, right of first refusal or similar restriction, restriction on transfer, restriction on income, or any material restriction on any attribute of ownership or use of such property or right as it was owned and/or used by Seller, Seller Sub or any of their respective Affiliates.

         "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE" of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

         "ESCROW ACCOUNT" has the meaning set forth in SECTION 2.6.

         "ESCROW AGENT" means Wells Fargo Bank, National Association or another escrow agent to be mutually agreed upon by the Parties.

         "ESCROW AGREEMENT" means the Escrow Agreement to be entered into by and among the Escrow Agent, Seller and Purchaser, in substantially the form attached hereto as EXHIBIT D.

         "ESCROW AMOUNT" has the meaning set forth in SECTION 2.6.

         "EXCHANGE" means the NASDAQ Global Market.

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules, regulations and SEC guidance promulgated thereunder, as may be in effect from time to time.

         "EXCLUDED ASSETS" has the meaning set forth in SECTION 2.2.

         "EXCLUDED INTELLECTUAL PROPERTY" means all right, title and interest of Seller, Seller Sub or any of their respective Affiliates in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Brands) other than the Product Intellectual Property.

         "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 2.4.

         "EXCLUSIVITY PERIOD" means, with respect to a Product in a country, the period commencing on the date of the first commercial sale of such Product in such country until the later of the date of (a) the expiration of the last Patent that includes a Valid Claim in such country, if any, and (b) the expiration of any data exclusivity period in such country that would prevent third parties from securing a Registration in such country for a product that contains any of denileukin difitox, bexarotene or alitretinoin, as applicable, based, in whole or part, on data relating to the corresponding Product.

         "EXECUTION DATE" means the date set forth in the preamble of this Agreement.

         "EXPIRATION DATE" has the meaning set forth in SECTION 11.1(D).

         "EXW" means "ex works," as defined in Incoterms 2000, published by the International Chamber of Commerce.

         "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

         "FINAL ALLOCATION" has the meaning set forth in SECTION 2.7(A).

         "FINANCIAL STATEMENT DATE" has the meaning set forth in SECTION 4.17.

         "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.17.

         "FSS" has the meaning set forth in SECTION 8.5(E)(I).

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "GOOD CLINICAL PRACTICES" means the international ethical, scientific, and quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as required by applicable Law.

         "GOOD MANUFACTURING PRACTICES" means standards and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, testing or holding of a drug to assure that such drug meets the requirements of applicable Law and other requirements of any Governmental Authority as to safety, identity and strength, and meets the quality and purity characteristics that it purports or is represented to possess.

         "GOVERNMENT MULTI-PRODUCT CONTRACTS" means Contracts by which Seller, Seller Sub or any of their respective Affiliates dispenses both a Product and other pharmaceutical products of Seller or Seller Sub through a government agency.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, ministry, bureau, agency, authority, board, court, tribunal, arbitrator, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

         "HIRED EMPLOYEE" has the meaning set forth in SECTION 9.1(A).

         "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "IND" means (a) an Investigational New Drug Application, as defined in the Act, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 11.4(A).

         "INDEMNIFYING PARTY" has the meaning set forth in SECTION 11.4(A).

         "INDEMNITY CLAIM" has the meaning set forth in SECTION 11.5(A).

         "INDEMNITY DISPUTE NOTICE" has the meaning set forth in SECTION
11.4(B).

         "INDENTURE" has the meaning set forth in SECTION 4.3(A).

         "INTELLECTUAL PROPERTY" means intellectual property rights, including Trademarks, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

         "INVENTORY" means all inventory of finished Product that is formulated, labeled or otherwise intended for use, sale or offer for sale under a Product Mark, owned by Seller, Seller Sub or any of their respective Affiliates as of the Closing Date which has not been shipped to a wholesaler or distributor together with all Product work-in-progress, packaging and all bulk active pharmaceutical ingredient related to any Product owned by Seller, Seller Sub or any of their respective Affiliates as of the Closing Date.

         "IRS" means the Internal Revenue Service of the United States.

         "KNOW-HOW" means any proprietary or nonproprietary information necessary or useful to the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of a product, including data, product specifications, processes, product designs, validation methods and procedures, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, marketing and sales information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, including any trade secret or other rights therein.

         "KNOWLEDGE" means, with respect to Seller, the actual knowledge, following a reasonable internal investigation, of any of the Persons set forth on SCHEDULE 1.1(C) of the Seller Disclosure Schedule.

         "LABELING" shall be as defined in Section 201(m) of the Act (21 U.S.C. ss. 321(m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable Product's label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

         "LAW" means each provision of any federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule, requirement or regulation (including any published guidelines, guidance or pronouncements having the effect of law), promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority specifically with respect to Seller, Seller Sub, any Product or the Product Line Business.

         "LIABILITY" means, collectively, any liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, interest, penalty, cost, expense, obligation or responsibility, whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability and liability for Taxes.

         "LOSSES" means all losses, expenses, Liabilities or other damages, including reasonable costs of investigation and attorneys' fees.

         "MATERIAL ADVERSE EFFECT" means any event, change, condition or effect that individually or in the aggregate, (a) has a material adverse effect on the ONTAK Product or the Targretin Capsules Product or the business, operations, condition (financial or otherwise), or results of operations of the Product Line Business taken as a whole, but shall exclude: (i) events, changes, conditions or effects that generally affect the industries in which Seller and Seller Sub operate or the manufacture or Distribution of any pharmaceutical product (including legal and regulatory changes), (ii) general economic or political events, changes, conditions or effects affecting the securities markets generally, (iii) events, changes, conditions or effects outside of the control of Seller, Seller Sub or any of their respective Affiliates arising from the consummation of the Transactions or the announcement of the execution of this Agreement, or (iv) events, changes, conditions or effects caused by acts of terrorism or war (whether or not declared) occurring after the Execution Date and prior to the Closing Date; PROVIDED, that in the case of clauses (i), (ii) and (iv) above, the Product Line Business is not disproportionately affected by such changes, conditions or effects as compared to the pharmaceutical industry as a whole; (b) materially impacts, materially delays or prevents the consummation of the Transactions;
(c) creates a material limitation on the ability of Purchaser to conduct the Product Line Business in a manner as has been conducted by Seller and Seller Sub immediately prior to the Effective Time; or (d) creates a material limitation on the ability of Purchaser to acquire good and valid title to or other ownership right or interest in a material portion of the Purchased Assets and Inventory, taken as a whole, free and clear of all Encumbrances (other than Permitted Encumbrances).

         "MEDICAL PRODUCT REGULATORY AUTHORITY" means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA and the EMEA.

         "MULTIEMPLOYER PLAN" means a Plan that is a "multiemployer plan" within the meaning of section 3(37) of ERISA.

         "NDA" means a New Drug Application for any product requesting permission to place the product on the market in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product which are reasonably necessary for the FDA approval to market the product in the United States.

         "NDC" means the "National Drug Code", which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

         "NON-ASSIGNABLE RIGHT" has the meaning set forth in SECTION 2.5(A).

         "NOTICE OF OBJECTION" has the meaning set forth in SECTION 2.8(B).

         "NOTICE OF SUPERIOR PROPOSAL" has the meaning set forth in SECTION 6.5(B).

         "OMITTED ASSET" has the meaning set forth in SECTION 2.1(C).

         "ONTAK MANUFACTURE AND SUPPLY AGREEMENT" means the Manufacture and Supply Agreement, dated as of January 1, 2004, by and among Seller Sub and Cambrex Bio Science Hopkinkton, Inc., a Delaware corporation.

         "ONTAK MANUFACTURE AND SUPPLY AGREEMENT ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the ONTAK Manufacture and Supply Agreement, in substantially the form attached hereto as EXHIBIT E.

         "ONTAK PATENTS" means those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that relate primarily or exclusively to the manufacture, use or Distribution of the ONTAK Product, as set forth on SCHEDULE 1.1(D) of the Seller Disclosure Schedule.

         "ONTAK PRODUCT" means all dosage forms, formulations, strengths, package sizes and types of pharmaceutical products containing denileukin difitox, a recombinant DNA-derived cytotoxic protein sold in the United States under the Trademark ONTAK(R) as escribed in the FDA-approved product insert attached hereto as EXHIBIT F.

         "ORANGE BOOK" means the listing of approved drug patents with therapeutic evaluations published by the FDA and commonly known at the Execution Date as the "Orange Book," and available electronically at HTTP://WWW.FDA.GOV/CDER/OB/DEFAULT.HTM.

         "ORDER" means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

         "OTHER AGREEMENTS" means, collectively, the Assignment of U.S. Product Marks, the Assignment of Non-U.S. Product Marks, the Assignment of U.S. Product Patent Rights, the Assignment of Non-U.S. Product Patent Rights, the Bill of Sale and Assignment and Assumption Agreements-U.S., the Bill of Sale and Assignment and Assumption Agreements-Non-U.S., the Escrow Agreement, the ONTAK Manufacture and Supply Agreement Assignment, Targretin Manufacture and Supply Agreement Assignment and the Transition Services Agreement.

         "OUTSIDE DATE" has the meaning set forth in SECTION 10.1(A)(II).

         "PANRETIN PATENTS" means those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that relate primarily or exclusively to the manufacture, use or Distribution of the Panretin Product, as set forth on SCHEDULE 1.1(E) of the Seller Disclosure Schedule.

         "PANRETIN PRODUCT" means all dosage forms, formulations, strengths, package sizes and types of pharmaceutical products containing a gel formation of alitretinoin described in NDA #20-886 and currently commercialized in the Territory as Panretin(R) Gel.

         "PARTY" or "PARTIES" has the meaning set forth in the first paragraph of this Agreement.

         "PATENTS" means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future will issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); (e) any and all causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys' fees), profits and injunctive or other relief for such infringement; and (f) any similar rights, including any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

         "PDM ACT" means the Prescription Drug Marketing Act of 1987, as amended.

         "PERMITTED ENCUMBRANCES" means: (a) statutory liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics', carriers', workers', repairers', and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, Seller Sub or any of their respective Affiliates or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) as to Assets evidenced by written documents, Encumbrances set forth on the face of such documents; (d) Encumbrances set forth on SCHEDULE 1.1(F); and (e) such other Encumbrances, other than liens securing the payment of money, as do not materially detract from the value of or materially impair the use of the affected Asset as heretofore owned or used by Seller or Seller Sub.

         "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

         "PLAN" means any employment, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, retirement, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, or other program, policy or arrangement.

         "POST-CLOSING TAX PERIOD" has the meaning set forth in SECTION 8.9(B).

         "POTENTIAL EMPLOYEES" has the meaning set forth in SECTION 9.1(A).

         "PRE-CLOSING TAX PERIOD" has the meaning set forth in SECTION 8.9(B).

         "PRODUCT" or "PRODUCTS" means the ONTAK Product, the Panretin Product, the Targretin Capsules Product and the Targretin Gel Product, individually or collectively, as applicable.

         "PRODUCT COPYRIGHTS" means all Copyrights owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates related primarily or exclusively to the Products or the Product Line Business, as set forth on SCHEDULE 1.1(G) of the Seller Disclosure Schedule.

         "PRODUCT EMPLOYEE" means an employee who is employed by Seller, Seller Sub or any of their respective Affiliates in connection with the Product Line Business and whose services are primarily or exclusively related to the Product Line Business.

         "PRODUCT EMPLOYEE LIST" has the meaning set forth in SECTION 4.12(A).

         "PRODUCT EQUIPMENT" means the manufacturing tools, storage devices and test equipment owned by Seller, Seller Sub or any of their respective Affiliates and used primarily or exclusively to manufacture, store or test Products, as set forth on SCHEDULE 1.1(H) of the Seller Disclosure Schedule.

         "PRODUCT INTELLECTUAL PROPERTY" means the Product Patent Rights, Product Copyrights, Product Know-How, Product Marks, and Product Trade Dress.

         "PRODUCT KNOW-HOW" means the Know-How owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates and exclusively or primarily related to any Product or the Product Line Business in the Territory.

         "PRODUCT LINE BUSINESS" has the meaning set forth in the second paragraph of this Agreement.

         "PRODUCT MARKS" means, individually or collectively, as applicable, the Trademarks "ONTAK(R)", "Panretin(R)", and "Targretin(R)" or such other Trademarks set forth on SCHEDULE 1.1(I) of the Seller Disclosure Schedule, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

         "PRODUCT PATENT RIGHTS" means, collectively, the ONTAK Patents, Panretin Patents and Targretin Patents.

         "PRODUCT RECORDS" means to the extent permitted under and consistent with the requirements of applicable Law, all books and records relating primarily or exclusively to any Product, including copies of all material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, and correspondence (excluding invoices) with respect to any Product or the Product Line Business to the extent maintained by Seller, Seller Sub or any of their respective Affiliates, and all complaint files and adverse event files with respect to any Product; PROVIDED, HOWEVER, that (a) in each case, Seller and Seller Sub may redact any Excluded Intellectual Property contained therein; (b) Seller and Seller Sub may retain: (i) a copy of any such books and records to the extent necessary for Tax, regulatory, accounting or litigation; (ii) a copy of any such books and records to the extent such books and records relate primarily but not exclusively to any Product or the Product Line Business, PROVIDED redactions are made to exclude all information relating exclusively to any Product or the Product Line Business; (iii) all books, documents, records and files prepared in connection with or relating to the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products and the Product Line Business; and (iv) any attorney work product, attorney-client communications and other items protected by legal privilege shall be excluded; and (c) Seller and Seller Sub shall be entitled to redact from any such books and records any information that does not relate to any Product or the Product Line Business.

         "PRODUCT TRADE DRESS" means the trade dress, package designs, product inserts, labels, logos and associated artwork owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates used primarily or exclusively in connection with any Product or the packaging therefor in the Territory, as set forth on SCHEDULE 1.1(J) of the Seller Disclosure Schedule, but with the exception of the Product Marks, specifically excluding all Seller Brands used thereon.

         "PROMOTIONAL MATERIALS" means Labeling, Product informational letters, and the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays and trade show booths) and videos, including materials containing post-marketing clinical data, if any, owned by Seller, Seller Sub or any of their respective Affiliates and used primarily or exclusively for the commercialization of any Product in the Territory (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) as set forth on SCHEDULE 1.1(K) of the Seller Disclosure Schedule.

         "PTO" means the United States Patent and Trademark Office.

         "PURCHASE PRICE" has the meaning set forth in SECTION 2.6.

         "PURCHASE PRICE ALLOCATION" has the meaning set forth in SECTION
2.7(A).

         "PURCHASE PRICE BANK ACCOUNT" means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least three (3) Business Days before the Closing.

         "PURCHASED ASSETS" has the meaning set forth in SECTION 2.1(A).

         "PURCHASER" has the meaning set forth in the first paragraph of this Agreement.

         "PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in SECTION 11.2.

         "PURCHASER'S 401(K) PLAN" has the meaning set forth in SECTION 9.2(A).

         "REBATE TERMINATION DATE" has the meaning set forth in SECTION
8.5(C)(I).

         "REGISTRATIONS" means (a) with respect to a country in the Territory, any and all approvals, licenses, registrations or authorizations of any Governmental Authority issued to or received by any of Seller, Seller Sub or any of their respective Affiliates as of the Execution Date, or that are issued to or received by any of Seller, Seller Sub or any of their respective Affiliates after the Execution Date but on or prior to the Closing Date, that are necessary for the manufacture, use or Distribution of the Products in such country (including any BLAs, NDAs, INDs or foreign equivalents thereof, any pricing or reimbursement approvals, non-clinical and clinical study authorizations, pre- and post-approval marketing authorizations and Labeling approvals), and any registrations or applications for, supplements or amendments to, the foregoing;
(b) all supporting files, writings, data, studies, reports and other written materials filed as part of, or referenced in, such approvals, registrations, applications or notifications, or maintained by any of Seller, Seller Sub or any of their respective Affiliates and relating to such approvals, registrations, applications or notifications; and (c) all correspondence to or with the FDA, EMEA or any other Governmental Authority with respect to the Products or the Product Line Business.

         "REIMBURSEMENT ACCOUNTS" has the meaning set forth in SECTION 9.2(F).

         "REPRESENTATIVES" means, with respect to any Person, the directors, officers, managers, employees, advisors, independent contractors, agents or consultants of such Person.

         "REQUIRED CLOSING DATE INVENTORY VALUE" means Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000).

         "RIGHTS AGREEMENT" has the meaning set forth in SECTION 4.3(A).

         "SEC" means the United States Securities and Exchange Commission, or any successor agency thereto.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules, regulations and SEC guidance promulgated thereunder, as may be in effect from time to time.

         "SELLER" has the meaning set forth in the first paragraph of this Agreement.

         "SELLER BRANDS" means the Trademarks owned or used by Seller, Seller Sub or any of their respective Affiliates, whether or not registered, including the names "Seller" and "Seller Sub", other than the Product Marks and Product Trade Dress.

         "SELLER DISCLOSURE SCHEDULE" means the disclosure schedules delivered by Seller and Seller Sub to Purchaser in connection with this Agreement.

         "SELLER INDEMNIFIED PARTIES" has the meaning set forth in SECTION 11.3.

         "SELLER PLAN" means all Plans in which any Product Employee participates or participated, or under which any Product Employee has accrued any benefit or right whatsoever, that is maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of it ERISA Affiliates has any Liability.

         "SELLER'S 125 PLAN" has the meaning set forth in SECTION 9.2(F).

         "SELLER'S 401(K) PLAN" has the meaning set forth in SECTION 9.2(A).

         "SELLER'S COMMON STOCK" means the common stock, par value $.001 per share, of Seller.

         "SELLER'S SEC FILINGS" means all forms, reports and other documents required to be filed or furnished by Seller under the Securities Act or Exchange Act, as the case may be, since and including January 1, 2004.

         "SUPERIOR PROPOSAL" means an Acquisition Proposal that in the good faith judgment of the board of directors of Seller (after considering the advice of its financial advisors and outside legal counsel) would, if consummated, result in a transaction that is more favorable, taken as a whole, to Seller's stockholders than the Transactions, and the board of directors of Seller intends to terminate this Agreement in connection with such determination.

         "TARGRETIN CAPSULES PRODUCT" means all dosage forms, formulations, strengths, package sizes and types of pharmaceutical products containing a formation of bexarotene (other than the Targretin Gel Product) described in NDA #21-055 and currently commercialized in the Territory as Targretin(R) Capsules.

         "TARGRETIN GEL PRODUCT" means the pharmaceutical product containing the gel form of bexarotene described in NDA #21-056, in any and all strengths and package sizes and currently commercialized in the Territory as Targretin(R) Gel.

         "TARGRETIN MANUFACTURE AND SUPPLY AGREEMENT" means the Manufacture and Commercial Supply Agreement, dated as of June 1, 1999, by and between Raylo Chemicals Inc., an Edmonton, Alberta corporation, and Seller.

         "TARGRETIN MANUFACTURE AND SUPPLY AGREEMENT ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Targretin Manufacture and Supply Agreement, in substantially the form attached hereto as EXHIBIT G.

         "TARGRETIN PATENTS" means those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that related primarily or exclusively to the manufacture, use or Distribution of the Targretin Capsules Product or the Targretin Gel Product, as set forth on
SCHEDULE 1.1(L) of the Seller Disclosure Schedule.

         "TAX" or "TAXES" means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise.

         "TAX RETURN" means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

         "TERMINATION FEE" has the meaning set forth in SECTION 10.2(B).

         "TERRITORY" means worldwide.

         "TRADEMARK" means: (a) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, other source of product identifiers, designs and general intangibles of a like nature, including Internet domain names and e-mail addresses, in each case whether registered or unregistered; (b) all registrations and applications for any of the foregoing; (c) all extensions or renewals of any of the foregoing; (d) all of the goodwill connected with the use of and symbolized by the foregoing; (e) all rights and priorities afforded under the United States "common law" or under any international treaty, convention, or the like, related to any of the foregoing; (f) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill; and (g) all proceeds of the foregoing, including license royalties, income, payments, claims, damages (including attorneys' fees) and proceeds of suit.

         "TRANSACTIONS" means the transactions contemplated by this Agreement and the Other Agreements.

         "TRANSFER TAXES" means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

         "TRANSITION SERVICES AGREEMENT" means that certain Transition Services Agreement, between Seller, Seller Sub and Purchaser, in substantially the form attached hereto as EXHIBIT H.

         "UNITS" means the arithmetical equivalent of (a) with respect to the ONTAK Product, one 2ml vial containing 300 mcg of recombinant denileukin difitox, (b) with respect to the Targretin Gel Product, one 60g tube containing 1% (w/w) of bexarotene, (c) with respect to the Panretin Product, one 60g tube containing 0.1% (w/w) of alitretinoin, and (d) with respect to the Targretin Capsules Product, 100 capsule bottles of 75mg capsules of bexarotene.

         "VALID CLAIM" means, with respect to a Product in a country, a claim of an issued and unexpired Product Patent Right that claims denileukin difitox, bexarotene or alitretinoin, as applicable, as a composition of matter in such country or the use of such Product for an indication included in the Registration for such Product in such country, that has not been held permanently revoked, unenforceable or invalid by a Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

    Section 1.2  OTHER DEFINITIONAL PROVISIONS.

             (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

             (b) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

             (c) The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

             (d) Words of one gender include the other gender.

             (e) References to a Person are also to its successors and permitted assigns.

             (f) The term "dollars" and "$" means United States dollars.

             (g) The word "including" means "including without limitation" and the words "include" and "includes" have corresponding meanings.

             (h) The term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or".

             (i) For purposes of this Agreement, the term "commercially reasonable efforts" will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including payments of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Assigned Contract or Applicable Permit that are significant in the context of such Assigned Contract or Applicable Permit (or significant on an aggregate basis as to all Assigned Contracts and Applicable Permits), except if such payment is otherwise prescribed in such Assigned Contract or Applicable Permit or under Law relating to such Assigned Contract or Applicable Permit.

             (j) For the avoidance of doubt, for purposes of this Agreement, Product shall be deemed "sold" by: (i) Seller, Seller Sub or any of their respective Affiliates only if the Product has been shipped to a wholesale distributor of the Product on or prior to 11:59 p.m. California time on the Closing Date; and (ii)Purchaser or any of its Affiliates during any period thereafter.

             (k) For purposes of this Agreement, the term "made available" shall mean, with respect to any information, documentation or other materials, that such information, documentation or other materials were contained and properly indexed in a Data Room or otherwise physically delivered to Purchaser or Purchaser's counsel.

                                  ARTICLE II.
                                PURCHASE AND SALE

    Section 2.1   TRANSFER OF PURCHASED ASSETS AND INVENTORY.

             (a) PURCHASE AND SALE OF PURCHASED ASSETS. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price (as allocated pursuant to SECTION 2.7) paid to Seller by Purchaser, Seller and Seller Sub will (and, as applicable, will cause their respective Affiliates to) sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, take delivery of and acquire from Seller and Seller Sub (and their respective Affiliates, as applicable), all of Seller's and Seller Sub's (and, as applicable, their respective Affiliates') right, title and interest in, to and under all of the following Assets (other than the Inventory which shall be sold, conveyed, transferred, assigned and delivered to Purchaser under SECTION 2.1(B)) (collectively, the "PURCHASED ASSETS"):

                  (i)       the Assigned Contracts;

                  (ii)      the Promotional Materials;

                  (iii) the Applicable Permits to the extent permitted under and consistent with the requirements of applicable Law;

                  (iv)      the Product Records;

                  (v)       the Product Equipment;

                  (vi)      the Product Intellectual Property; and

                  (vii) all goodwill of or relating to the Products or the Product Line Business.

             (b) PURCHASE AND SALE OF INVENTORY. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price (as allocated pursuant to SECTION 2.7) paid to Seller by Purchaser, Seller and Seller Sub will (and, as applicable, will cause their respective Affiliates to) sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and, in accordance with SECTION 3.2(A)(I), take delivery from Seller and Seller Sub (and, as applicable, their respective Affiliates) of all of Seller's and Seller Sub's (and, as applicable, their respective Affiliates') right, title and interest in and to the Inventory.

             (c) OMITTED ASSETS. Following the Closing, to the extent not previously sold, conveyed, transferred, assigned or otherwise delivered to Purchaser at Closing pursuant to SECTIONS 2.1(A), as applicable, Seller and Seller Sub shall (and, as applicable, will cause their respective Affiliates to) convey, transfer, assign and deliver to Purchaser and Purchaser shall take delivery of and acquire from Seller and Seller Sub (and, as applicable, their respective Affiliates) all of their right, title and interest in, to and under any Assets (and, in the case of Assigned Contracts, all Liabilities associated therewith arising after the date of such transfer (other than such Liabilities that (A) were otherwise required to have been paid, performed or discharged on or prior to such date, (B)relate to goods or services received or sold on or prior to such date, (C) that otherwise result from a breach of or default under any such Assigned Contract on or prior to such date, or (D) are not related in any way to the Products or the Product Line Business)) as of the Effective Time of the following categories (without, in each case, the requirement that Assets of the category in question be listed in the Seller Disclosure Schedule to which the related definition refers) (collectively, the "OMITTED ASSETS"):

                  (i)    Assigned Contracts;

                  (ii)   Promotional Materials;

                  (iii) Applicable Permits, to the extent permitted under and consistent with the requirements of applicable Law;

                  (iv)   Product Records;

                  (v)    Product Equipment; and

                  (vi)   Product Intellectual Property.

The Parties acknowledge and agree that any Omitted Asset required by this
SECTION 2.1(C) to be transferred by Seller or Seller Sub (or, as applicable, their respective Affiliates) on the one hand and acquired by Purchaser on the other hand, shall for all purposes of this Agreement (other than SECTION 11.2(E)) be deemed to have been an "Assigned Contract," "Promotional Material," "Applicable Permit," "Product Record," item of "Product Equipment" or "Product Intellectual Property," as applicable (without regard to the Seller Disclosure Schedule referred to in such definition) and a "Purchased Asset" and shall be deemed to have been included in the applicable Seller Disclosure Schedule as of the Execution Date.

     Section 2.2 EXCLUDED ASSETS. Without prejudice to SECTION 2.1, the Parties acknowledge and agree that neither Seller nor Seller Sub (nor, their respective Affiliates) is selling, conveying, transferring, delivering or assigning any rights whatsoever, and Purchaser is not purchasing, taking delivery of or acquiring any rights whatsoever, to any other products, product lines, businesses or corporate Assets of Seller, Seller Sub or any of their respective Affiliates other than the Purchased Assets and the Inventory (collectively, the "EXCLUDED Assets").

     Section 2.3 ASSUMED LIABILITIES. As of the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume and pay, perform or otherwise discharge when due, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the "ASSUMED LIABILITIES"), and no other Liabilities of any kind:

             (a) any Liability (including any Liability to third parties for royalty, license fee and other payment obligations under the Assigned Contracts) arising after the later of (i) the Closing Date, or (ii) the date on which (A) the Assigned Contract is assigned by Seller or Seller Sub (or, as applicable, any of their respective Affiliates) to Purchaser or (B) the practical benefit of such Assigned Contract is provided to Purchaser pursuant to SECTION 2.5, including any Liability under any Assigned Contract that was entered into by Seller or Seller Sub after the Execution Date in accordance with SECTION 6.2 (other than such Liabilities that (A) were otherwise required to have been paid, performed or discharged on or prior to the later of the dates determined under clause (ii) above, (B) relate to goods or services received or sold on or prior to such date, (C) that otherwise result from a breach of or default under any such Assigned Contract on or prior to such date, or (D) are not related in any way to the Products or the Product Line Business);

             (b) any Liability in respect of Hired Employees, and beneficiaries of Hired Employees, arising after the Closing Date that Purchaser agrees to assume pursuant to this Agreement and that are not Excluded Liabilities or otherwise retained by Seller, Seller Sub or any of their respective Affiliates under ARTICLE IX; and

            (c) any other Liability specifically and to the extent set forth on SCHEDULE 2.3 hereto.

    Section 2.4 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained herein, Seller and Seller Sub shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for any Liabilities of Seller, Seller Sub or any of their respective Affiliates other than the Assumed Liabilities (the "EXCLUDED LIABILITIES").

    Section 2.5   PROCEDURES FOR CERTAIN PURCHASED ASSETS NOT FREELY
                  TRANSFERABLE.

             (a) If any Asset or right (other than the Applicable Permits) included in the Purchased Assets is not assignable or transferable to Purchaser either by virtue of the provisions thereof (or by virtue of agreements with respect thereto) or under applicable Law without the consent of one or more third Persons (each, a "NON-ASSIGNABLE RIGHT"), this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Right. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, then, notwithstanding anything to the contrary contained in this Agreement or any Other Agreement:

                  (i) until the earliest of (A) the date all such consents are obtained, (B) the date all such Assigned Contracts expire or are terminated; and (C) the date which is six (6) months from the Closing Date, Seller shall use commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing Date and Purchaser shall cooperate, to the extent commercially reasonable, with Seller and Seller's efforts to obtain such consents; and

                  (ii) at Purchaser's election, (A) the Non-Assignable Right shall be an Excluded Asset and Purchaser shall have no obligation pursuant to SECTION 2.1(A) or SECTION 2.3 or otherwise with respect to any such Non-Assignable Right or any Liability with respect thereto, or (B) Seller shall use its ommercially reasonable efforts to obtain for Purchaser substantially all of the practical benefit and burden of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Seller and (2)subject to the consent and control of Purchaser, enforcement, at the cost and for the account of Purchaser, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

             (b) If any of the Applicable Permits included in the Purchase Assets are not assignable or transferable without obtaining a replacement permit, then, notwithstanding anything to the contrary in this Agreement or any Other Agreement, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Applicable Permit, and Seller and Seller Sub shall (and, as applicable,shall cause their respective Affiliates to) cooperate to the extent commercially reasonable with Purchaser in its efforts to obtain a replacement permit issued in Purchaser's name. If any replacement Applicable Permit cannot be obtained prior to the Closing Date and the Closing occurs, Seller (or Seller Sub) shall (and, as applicable, shall cause their respective Affiliates to) allow Purchaser to operate under Seller's, or Seller Sub's or such Affiliate's Applicable Permit if permitted by applicable Law or applicable Governmental Authorities for a period of up to six (6) months from the Closing Date (or such longer period as may be reasonably necessary for Purchaser, using commercially reasonable efforts, to obtain the replacement Applicable Permit).

     Section 2.6 PURCHASE PRICE. In consideration of the sale, transfer, assignment,conveyance, license and delivery of the Purchased Assets and Inventory under ARTICLE II, Purchaser shall, upon the Closing, assume the Assumed Liabilities and pay to Seller, by direct wire transfer of immediately available funds, Two Hundred and Five Million Dollars ($205,000,000) (subject to the adjustments set forth in SECTION 2.8, the "PURCHASE PRICE"), which shall be paid as follows: (a)One Hundred and Eighty-Five Million Dollars ($185,000,000) shall be paid at the Closing to Seller, by direct wire transfer of immediately available funds to the

Purchase Price Bank Account; and (b) Twenty Million Dollars ($20,000,000) (the"ESCROW AMOUNT") shall be deposited with the Escrow Agent at Closing, by direct wire transfer of immediately available funds, to the account designated by the Escrow Agent (the "ESCROW ACCOUNT"), in accordance \ with SECTION 11.6 and theEscrow Agreement.

    Section 2.7   PURCHASE PRICE ALLOCATION.

             (a) As soon as practicable after the Closing Date Inventory Statement becomes final pursuant to SECTION 2.8, Purchaser shall deliver to Seller a statement (the "PURCHASE PRICE ALLOCATION"), allocating the Purchase Price (PLUS the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets, the Inventory and Seller's and Seller Sub's obligations under SECTION 6.7(B) in accordance with
Section 1060 of the Code and the Treasury Regulations thereunder. If within fifteen (15) days after the delivery of the Purchase Price Allocation Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Purchaser and Seller are unable to resolve such dispute within twenty (20) days, Purchaser and Seller shall jointly retain the Accountants (which may in turn select an appraiser if needed) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution (such resulting allocation, the "FINAL ALLOCATION"). The costs, fees and expenses of the Accountants shall be borne equally by Purchaser and Seller. Notwithstanding anything to the contrary in this SECTION 2.7, the Final Allocation shall be consistent with the values agreed to by the Parties for the purposes of determining the amount of any Transfer Taxes paid prior to the completion of the Final Allocation. Following final determination of the Final Allocation as provided in this SECTION 2.7(A), the Final Allocation shall thereafter not be adjusted and shall be binding on Seller and Purchaser except to reflect any adjustments to the Purchase Price pursuant to SECTION 8.5 and ARTICLE XI or as required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

             (b) In accordance with Section 1060 of the Code and the Treasury Regulations thereunder, Purchaser, Seller Sub and Seller agree, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, to be bound by the Final Allocation, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the Final Allocation, and not to take any position inconsistent with the Final Allocation in the course of any audit, examination, other administrative or judicial proceeding, except as required by applicable Law. In the event that the Final Allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Parties hereto in writing of receipt of such notice and the subsequent resolution of such dispute.

     Section 2.8  CLOSING DATE INVENTORY ADJUSTMENTS.

             (a) At least six (6) Business Days prior to the Closing Date, Seller shall prepare and provide to Purchaser a statement calculating in reasonable detail the estimated amount and value of the Inventory as of the Closing Date in accordance with SCHEDULE 2.8, taking into account applicable inventory reserves in accordance with GAAP (the "CLOSING DATE

INVENTORY VALUE"), together with supporting written documentation (the "CLOSING DATE INVENTORY STATEMENT").

              (b)  During the thirty (30)-day period following the Closing
Date, Purchaser shall be permitted to review the Product Records (including all of Seller's records and workpapers relating to Seller's calculation of the Closing Date Inventory) to the extent reasonably necessary for Purchaser to evaluate the Closing Date Inventory Statement. The Closing Date Inventory Statement (and the Closing Date Inventory contained therein) shall become final and binding upon Purchaser and Seller at the end of such thirty (30)-day period, unless Purchaser objects that either (i) the Closing Date Inventory is less than the Required Closing Date Inventory Value or (ii) the calculation of the Closing Date Inventory Value is not in accord with SCHEDULE 2.8, in either of which cases it shall send written notice (the "NOTICE OF OBJECTION") to Seller within such period, setting forth in specific detail the basis for its objection and Purchaser's proposal for any adjustments to the Closing Date Inventory Statement. If a timely Notice of Objection is delivered to Seller, then the Closing Date Inventory Statement (and the Closing Date Inventory contained therein) shall become final and binding (except as provided below with respect to resolution of disputes) on Seller and Purchaser on the first to occur of (i) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (ii) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. Seller and Purchaser shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within thirty (30) days following delivery of the Notice of Objection. If agreement is reached in writing within such thirty (30)-day period as to all proposed adjustments, or that no adjustments are necessary, Seller and Purchaser shall revise the Closing Date Inventory Statement accordingly. If Seller and Purchaser are unable to reach agreement within thirty (30) days following delivery of the Notice of Objection, then the Accountants shall be engaged at that time to review the Closing Date Inventory Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Accountants of the Closing Date Inventory Statement (and the Closing Date Inventory contained therein) shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser and the Parties shall revise the Closing Date Inventory Statement accordingly. Subject to the exercise by a Party of applicable rights of appeal under applicable Law, the Parties agree that judgment may be entered on such determination in any court having jurisdiction. Seller, on the one hand, and Purchaser, on the other hand, shall each pay one-half of the cost of the Accountants.

              (c) Within fifteen (15) Business Days after the date on which the Closing Date Inventory Statement (and the Closing Date Inventory contained therein) becomes final and binding on Seller and Purchaser in accordance with
SECTION 2.8(B), in the event that the value of the Closing Date Inventory (calculated in accordance with SCHEDULE 2.8) is less than the Required Closing Date Inventory Value, the Purchase Price shall be adjusted downward by an amount equal to such difference. Notwithstanding SECTION 11.7(A), Seller promptly shall pay such difference to Purchaser from Seller's own funds, and not from amounts held in the Escrow Account, by wire transfer of immediately available funds to an account designated by Purchaser.

     Section 2.9 RISK OF LOSS. Until the Effective Time, any loss of or damage to the Purchased Assets and Inventory from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller and Seller Sub. As of the Effective Time, title to the Purchased Assets and Inventory (other than Non-Assignable Rights) shall be transferred to Purchaser. After the Effective Time, Purchaser shall bear all risk of loss associated with the Purchased Assets and Inventory (other than Non-Assignable Rights) and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets and Inventory (other than Non-Assignable Rights) against any such loss.

     Section 2.10 TAX WITHHOLDING. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes unless required by applicable Tax Law. In the event Purchaser determines that it is required under applicable Tax Law to withhold any amount from any payments made to Seller or Seller Sub, such amount shall be deducted by Purchaser and paid to the relevant Governmental Authority. Purchaser shall give Seller reasonable advance notice of any such withholding and the applicable law under which such withholding is required, and Purchaser shall promptly furnish to Seller copies of any Tax certificate or other documentation evidencing payment of any such withheld amount to the relevant Governmental Authority. Purchaser shall not be required to pay any additional amounts to Seller or Seller Sub in respect of any amounts withheld and paid to any Governmental Authority pursuant to this SECTION 2.10. If a Governmental Authority determines that Purchaser is liable for any amount Purchaser failed to withhold from a payment made to Seller or Seller Sub, Seller shall promptly, but in no event later than ten (10) Business Days after the presentation of a statement evidencing payment of such amount by Purchaser to the Governmental Authority, reimburse Purchaser for such amount, but only to the extent Seller or Seller Sub have not previously paid the applicable Tax; PROVIDED, HOWEVER, Seller and Seller Sub shall have no obligation to reimburse Purchaser for the amount of any interest, penalties or similar amounts imposed on Purchaser on account of Purchaser's failure to withhold at the time of payment, unless such failure is attributable to Purchaser's reliance on incorrect or misleading written certifications or statements provided to Purchaser by Seller or Seller Sub in support of a claimed exemption from or reduction in withholding, in which case Seller will reimburse Purchaser for such amounts of interest, penalties, or similar amounts. Seller and Seller Sub shall promptly provide to Purchaser written certifications or statements, reasonably requested by Purchaser, to assist Purchaser in determining whether an exemption or reduction in withholding is permitted. The Parties agree to reasonably cooperate with each other to lawfully minimize any withholding obligations of Purchaser, including by completing or filing documents required under the provisions of any applicable income tax treaty or applicable Tax Law, to claim any applicable exemption from, or reduction of, any applicable withholding Taxes.

                                  ARTICLE III.
                                     CLOSING

     Section 3.1 CLOSING. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties, such date (the "Closing Date") to be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in SECTIONS 7.1, 7.2(D) and 7.2(H), at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred at 11:59 p.m. California time on the Closing Date (the "Effective Time").

     Section 3.2 TRANSACTIONS AT CLOSING. At the Closing, subject to the terms and conditions hereof:

              (a) SELLER'S AND SELLER SUB'S ACTIONS AND DELIVERIES. Seller shall, and shall cause Seller Sub and Seller's and Seller Sub's respective Affiliates to, where applicable, deliver or cause to be delivered to Purchaser:

                   (i) the Inventory, which Seller shall deliver to Purchaser, EXW, which Inventory shall be picked up by or on behalf of Purchaser at such location as designated by Seller as soon as reasonably practicable after the Closing Date, but in no event more than five (5) Business Days thereafter;

                   (ii) executed counterparts of each of the Other Agreements to which it is a party;

                   (iii) a letter from Seller or Seller Sub, as applicable, to the FDA, duly executed by Seller or Seller Sub, as applicable, transferring the rights to the Registrations to Purchaser;

                   (iv) a certificate, dated as of the Closing Date, duly executed by an authorized officer of each of Seller and Seller Sub, certifying:

                        (1) all persons executing this Agreement, each of the
               Other Agreements and any other documents delivered pursuant hereto or thereto on behalf of Seller or Seller Sub, as applicable, are incumbent authorized officers of Seller or Seller Sub, as applicable,

                        (2) as to the matters set forth in SECTION 7.2(A) and
                (B), and

                        (3) that (A) each of Seller's and Seller Sub's
               Certificate of Incorporation and Bylaws, attached to the certificate, are true and complete, (B) such Certificate of Incorporation and Bylaws have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the resolutions adopted by the board of directors or other governing body of Seller and Seller Sub (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect,and have not been amended, rescinded or modified, except to the xtent attached thereto;

                   (v) a certificate of good standing in respect of Seller and Seller Sub, certified by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

                   (vi) subject to SECTION 2.5, assignment and assumption agreements or subcontracts, solely to the extent applicable, in form and substance reasonably acceptable to the Parties, as are necessary to effect the assignment to Purchaser of all rights of Seller, Seller Sub and their respective Affiliates in and to the Assigned Contracts and Product Intellectual Property;

                   (vii) copies of all third party consents (including consents of Governmental Authorities) set forth on SCHEDULE 7.2 of the Seller Disclosure Schedule and such other third party consents as have been obtained;

                   (viii) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller certifying compliance with
          SECTION 8.11(A);

                   (ix) an unredacted, fully executed copy of each Assigned Contract (including schedules, exhibits and appendices thereto), and control over or physical possession of, as applicable, all other Purchased Assets, together with such conveyance documents that are necessary to vest in Purchaser good and valid title or ownership rights to the Purchased Assets and the Inventory and valid contract or other rights in the Purchased Assets that are contractual rights;

                   (x) a certificate of each of Seller and Seller Sub, in compliance with Treasury Regulation Section 1.1445-2(b)(2), listing each of Seller's and Seller Sub's name, address and U.S. employer identification number and stating that Seller or Seller Sub, as applicable, is not a foreign person; and

                   (xi) such other documents, certificates or instruments as the Parties may reasonably agree to deliver or cause to be delivered in connection with the consummation of the Transactions, and all other related matters, in form and substance reasonably acceptable to the Parties.

     Section 3.3 PURCHASER'S ACTIONS AND DELIVERIES. Purchaser shall deliver or cause to be delivered to Seller:

                   (i) the Purchase Price in full by direct wire transfers of immediately available funds directly to the Purchase Price Bank Account and to the Escrow Account, as set forth in SECTION 2.6;

                   (ii) executed counterparts of each of the Other Agreements to which it is a party;

                   (iii) a letter from Purchaser to the FDA, duly executed by
               Purchaser, agreeing to assume certain obligations with respect to the Registrations;

                   (iv) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying:

                         (1) all persons executing this Agreement, each of the
                    Other Agreements and any other documents delivered pursuant hereto or thereto on behalf of Purchaser are incumbent authorized officers of Purchaser,

                         (2) as to the matters set forth in SECTION 7.3(A) and
                    (B), and

                         (3) (A) Purchaser's Certificate of Incorporation and
                    Bylaws, attached to the certificate, are true and complete,
                    (B) such Certificate of Incorporation and Bylaws have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the resolutions adopted by the board of directors of Purchaser (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (v) a certificate of good standing in respect of Eisai Inc., certified by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

                    (vi) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Parties, as may be necessary to effect Purchaser's assumption of the Assumed Liabilities; and

                    (vii) such other documents, certificates or instruments as the Parties may reasonably agree to deliver or cause to be delivered in connection with the consummation of the Transactions, and all other related matters, in form and substance reasonably acceptable to the Parties.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

         At the Execution Date and the Effective Time (except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date), Seller and Seller Sub, jointly and severally, represent and warrant to Purchaser as follows:

     Section 4.1 ORGANIZATION. Each of Seller and Seller Sub is a corporation duly organized, validly existing and in good standing under the Law of Delaware. Each of Seller and Seller Sub has all requisite corporate power and authority to own, lease and operate, as applicable, the Product Line Business, the Purchased Assets and the Inventory, as applicable.

     Section 4.2 DUE AUTHORIZATION. Each of Seller and Seller Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller and Seller Sub.

     Section 4.3   NO CONFLICTS; ENFORCEABILITY.

              (a) The execution, delivery and performance of this Agreement and the Other Agreements by Seller and Seller Sub (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller or Seller Sub, (ii) assuming that all of the consents, approvals, authorizations and permits described in SECTIONS 4.9 and 4.10 have been obtained and all of the filings and notifications described in SECTIONS 4.9 and 4.10 have been made and any waiting periods thereunder have terminated or expired, does not conflict with any Law applicable to Seller or Seller Sub, and (iii) except as set forth on SCHEDULE
4.3 of the Seller Disclosure Schedule, does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract binding on Seller or Seller Sub or any applicable Order of any Governmental Authority to which Seller or Seller Sub is a party or by which Seller or Seller Sub is bound or to which any of their respective Assets is subject. Neither execution of this Agreement nor consummation of the Transactions will trigger any rights of noteholders or the trustee under the Indenture, dated as of November 26, 2002 (the "INDENTURE"), by and between Seller and J.P. Morgan Trust Company, National Association, or rights of Seller's shareholders or the rights agent under the Amended and Restated Preferred Shares Rights Agreement, dated as of September 13, 1996, as amended through March 22, 2004 (the "RIGHTS AGREEMENT"), by and between Seller and Mellon Investor Services LLC, or any Contract or other document related to the Indenture or the Rights Agreement.

              (b) This Agreement and the Other Agreements have been duly executed and delivered by each of Seller and Seller Sub, and constitute the legal, valid and binding obligations of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors' rights generally.

     Section 4.4   TITLE; ASSETS.

              (a) Except as set forth on SCHEDULE 4.4 of the Seller Disclosure Schedule, Seller and Seller Sub have good and valid title or ownership rights to the Purchased Assets and Inventory, and valid contract or other rights in Purchased Assets that are contractual rights, and in any case has the right to use the Purchased Assets and the Inventory, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Subject to the receipt of the consents, authorizations, and approvals described in SECTIONS 4.9 and 4.10, upon consummation of the Transactions, Purchaser will acquire good and valid title or ownership rights to the Purchased Assets and Inventory, and valid contract or other rights in the Purchased Assets that are contractual rights, and in any case the right to use the Purchased Assets and the Inventory, free and clear of all Encumbrances other than Permitted Encumbrances.

              (b) The Purchased Assets and the Inventory, together with those Assets used in the ordinary course of the Product Line Business such as working capital, employees, those rights licensed pursuant to this Agreement, and matters covered by the Transition Services Agreement, and such other Assets that are not uniquely related to the Product Line Business and may be otherwise commercially acquired such as tangible personal property, office space, furniture, office equipment and IT services, constitute all of the Assets necessary to operate the Product Line Business in a manner as has been and is being conducted by Seller and Seller Sub as of the Closing Date.

     Section 4.5   INVENTORY.

              (a) As of the Closing Date, the Inventory (i) is good, saleable and merchantable in the ordinary course of business, (ii) was produced or manufactured in accordance with the specifications for the Products as set forth in the Registrations and Good Manufacturing Practices and in material compliance with applicable Law, (iii) is not adulterated or misbranded and is of suitable quality, and (iv) may be introduced into interstate commerce in the United States or, as the case may be, placed on the market or supplied in the Territory.

              (b) As of the Closing Date, to the extent the Inventory contains raw materials and works-in-progress, such raw materials and works-in progress
(i) are of good manufacturing quality, (ii) have not been adulterated or misbranded, and (iii) have been manufactured, handled, maintained, packaged and stored at all times in accordance with the specifications set forth in the relevant Registrations, in compliance with applicable Law and current Good Manufacturing Practices, and in substantial compliance with all requirements of relevant Governmental Authorities.

              (c) Except as set forth in SCHEDULE 4.5(C) of the Seller Disclosure Schedule, to Seller's Knowledge, in the past twelve (12) months, Seller, Seller Sub and their respective Affiliates have sold the Products to wholesalers or distributors only in the ordinary course of business and in amounts that are generally consistent with past sales by Seller, Seller Sub and their respective Affiliates to their wholesale and distributor customers during comparable periods (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions described in Seller's audited financial statements filed with the SEC).

The foregoing representations and warranties in SECTIONS 4.5(A) and 4.5(B), to the extent they pertain to the value of the Inventory, shall be subject to applicable Inventory reserves accrued in accordance with GAAP as of the date hereof and the Closing Date. The preceding sentence shall not limit the effect of such representations and warranties other than with respect to the value of the Inventory.

     Section 4.6 APPLICABLE PERMITS. Schedule 1.1(a) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller, Seller Sub or their respective Affiliates that relate primarily or exclusively to any Product or the

Product Line Business, in each case, together with any renewals, extensions or modifications thereof or any amendments thereto. Each Applicable Permit is in full force and effect.

     Section 4.7   INTELLECTUAL PROPERTY.

              (a) SCHEDULE 1.1 of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all Intellectual Property (other than trade secrets, Know-How and goodwill attendant to the Product Intellectual Property and other Intellectual Property rights not reducible to schedulable form) primarily or exclusively related to the Products or the Product Line Business, as follows: (i) SCHEDULE 1.1(D) sets forth a true, accurate and complete list of those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that relate primarily or exclusively to the manufacture, use or Distribution of the ONTAK Product, (ii) SCHEDULE 1.1(E) sets forth a true, accurate and complete list of those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that relate primarily or exclusively to the manufacture, use or Distribution of the Panretin Product, (iii) SCHEDULE 1.1(G) sets forth a true, accurate and complete list of all Copyrights owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates related primarily or exclusively to the Products or the Product Line Business,
(iv) SCHEDULE 1.1(I) sets forth a true, accurate and complete list of the Product Marks, (vi) SCHEDULE 1.1(J) sets forth a true, accurate and complete list of the trade dress, package designs, product inserts, labels, logos and associated artwork owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates used primarily or exclusively in connection with any Product or the packaging therefor in the Territory, but with the exception of the Product Marks, specifically excludes all Seller Brands used thereon; and (vii) SCHEDULE 1.1(L) sets forth a true, accurate and complete list of the those Patents owned by, licensed to or otherwise controlled by Seller, Seller Sub or any of their respective Affiliates that relate primarily or exclusively to the manufacture, use or Distribution of the Targretin Capsules Product or the Targretin Gel Product.

              (b) Except as set forth on SCHEDULE 4.7(B) of the Seller Disclosure Schedule, (i) the Product Intellectual Property is, to Seller's Knowledge, enforceable and valid and (ii) none of the Product Intellectual Property has been or is the subject of (A) any pending Action (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions, and with respect to Trademarks, invalidation, opposition, cancellation, abandonment or similar Actions) or any Order or other agreement restricting (x) the use of such Product Intellectual Property in connection with any Product within the Territory or (y) assignment or license thereof by Seller, Seller Sub or any of their respective Affiliates, as applicable, or (B) to Seller's Knowledge, any threatened Action or claim of infringement threatened or made in writing or any pending Action to which Seller, Seller Sub or any of their respective Affiliates is a party. SCHEDULE 4.7(B) of the Seller Disclosure Schedule sets forth any and all settlements or agreements reached with respect to any such Actions related to the Product Intellectual Property for the three (3)-year period prior to the Closing Date.

              (c) Except as set forth on SCHEDULE 4.7(C) of the Seller Disclosure Schedule, all Product Intellectual Property within the Territory is under the Control of Seller or Seller Sub. Seller, Seller Sub or any of their respective Affiliates, as applicable, has the unrestricted right to assign, transfer or grant to Purchaser all rights in and to the Product Intellectual Property that are being assigned, transferred or granted to Purchaser under this Agreement and the Other Agreements, in each case free of any rights or claims of any Person or any other Encumbrances (other than Permitted Encumbrances), and without payment by any party of any royalties, license fees or other amounts to any other Person; PROVIDED, HOWEVER, that the existing royalty obligations set forth on SCHEDULE 4.7(D) of the Seller Disclosure Schedule shall continue to be applicable to the applicable Products manufactured under the Assigned Contracts in accordance with the terms of such SCHEDULE 4.7(D) of the Seller Disclosure Schedule.

              (d) SCHEDULE 4.7(D) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all royalty, license fee and other payment obligations applicable as of the Closing Date with respect to the Products. Other than as set forth on SCHEDULE 4.7(D) of the Seller Disclosure Schedule, no royalties, license fees or other payment obligations are owed to any Person in connection with the manufacture, use or Distribution of any Product after the Closing Date.

              (e) Except as set forth on SCHEDULE 4.7(E) of the Seller Disclosure Schedule, or as otherwise contemplated by this Agreement and the Other Agreements, (i) none of Seller, Seller Sub or any of their respective Affiliates has assigned, transferred, conveyed, or granted any licenses to the Product Intellectual Property to third parties within the Territory, or otherwise caused or permitted any Encumbrance to attach to any Product Intellectual Property or the Products; (ii) none of Seller, Seller Sub or any of their respective Affiliates, nor to Seller's Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Product Intellectual Property within the Territory or require any payments for their use; (iii) no other Person has any proprietary, commercial, joint ownership, royalty or other interest in the Product Intellectual Property or the goodwill associated therewith within the Territory; and (iv) none of Seller, Seller Sub or any of their respective Affiliates has entered into any Contract (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Product Intellectual Property, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of the Product Intellectual Property, or (C) granting any Person the right to control the prosecution of any of the Product Intellectual Property. Except for the Permitted Encumbrances, there are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Product Intellectual Property.

              (f) To Seller's Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Product Intellectual Property by any Person within the Territory. The conduct of the Product Line Business in the Territory, as it has been and is now being conducted, does not presently infringe or misappropriate or otherwise violate, as applicable, the intellectual property rights or other proprietary rights of any Person and, except as set forth on SCHEDULE 4.7(F) of the Seller Disclosure Schedule, neither Seller nor Seller Sub has received any written notice from any Person, or has Knowledge of, any claim or assertion to the contrary.

              (g) All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Product Intellectual Property have been timely paid by or on behalf of Seller or Seller Sub, as applicable. All documents, certificates and other material in connection with the Product Intellectual Property have, for the purposes of maintaining such

Product Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. Seller and Seller Sub (and their respective Affiliates, as applicable) have properly filed, prosecuted and maintained all Patents and Trademarks included in the Product Intellectual Property and have properly filed and maintained all other Product Intellectual Property.

              (h) Seller, Seller Sub and their respective Affiliates have taken all reasonable measures to maintain in confidence all Product Know-How and to protect the secrecy, confidentiality and value of all trade secrets included within the Product Intellectual Property.

              (i) To Seller's Knowledge there are no domain names that consist of or include the Product Marks that are owned or registered by any Person other than Seller or Seller Sub or their respective Affiliates.

              (j) Seller, Seller Sub and their respective Affiliates have complied with all of their obligations pertaining to listing the relevant Patents pertaining to the Products in the Orange Book and have complied with any and all of their obligations pursuant to the Bayh-Dole Act with respect to the Patents pertaining to the Products.

     Section 4.8 LITIGATION. Except as set forth in SCHEDULE 4.8 of the Seller Disclosure Schedule, there is no Action pending or, to Seller's Knowledge, threatened, involving Seller, Seller Sub or any of their respective Affiliates (or to Seller's Knowledge, any third party) related to any Product, the Product Line Business or the Transactions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Seller, Seller Sub or any of their respective Affiliates is subject to any Order of any Governmental Authority that would materially impair or delay the ability of Seller or Seller Sub to perform its obligations hereunder or under any Other Agreement.

    Section 4.9   ASSIGNED CONTRACTS.

              (a) SCHEDULE 1.1(B) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of each Contract to which Seller, Seller Sub or any of their respective Affiliates is a party that (i) is material to the manufacture or Distribution of the Products or the conduct of the Product Line Business; (ii) provides for aggregate annual payments, or has a value, in excess of seventy-five thousand dollars ($75,000) and is related to the Products, the conduct of the Product Line Business, the Purchased Assets or the Inventory; or
(iii) is related to the Products, the conduct of the Product Line Business, the Purchased Assets or the Inventory and falls within one or more of the following categories:

                  (i) Contracts under which Seller, Seller Sub or any of their respective Affiliates own, have under license, have a right to acquire (by option or otherwise), have a right to use or exercise (including any covenant not to sue or other similar right of forbearance), or otherwise Control, or have any other right or interest in or to any Product Intellectual Property;

                  (ii) Contracts with any labor union or similar representative covering any Product Employee;

                  (iii) Contracts under which the Products are manufactured or Distributed by Seller, Seller Sub or any of their respective Affiliates, including any Distribution agreements, wholesalers, manufacturing and supply agreements and Contracts with managed care organizations or Governmental Authorities; and

                  (iv) Contracts limiting or restraining Seller or Seller Sub in any material respect from engaging or competing in any lines of business with any Person or from purchasing any products, services or inventory from any third parties.

              (b) Except as indicated in SCHEDULE 1.1(B) of the Seller Disclosure Schedule, Seller has delivered or made available to Purchaser's counsel or in the Data Rooms to Purchaser complete and correct copies of all Assigned Contracts listed on SCHEDULE 1.1(B) of the Seller Disclosure Schedule (or required to be listed on such schedule), including all schedules, exhibits, appendices, amendments, modifications and waivers relating thereto.

              (c) Each Assigned Contract is in full force and effect in accordance with the terms thereof and constitutes a legal, valid and binding agreement of Seller, Seller Sub or any of their respective Affiliates, as applicable, and is enforceable in accordance with its terms by Seller, Seller Sub or such Affiliate, as applicable, against each counterparty thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law relating to or affecting generally the enforcement of creditors' rights, and the availability of equitable remedies (whether in a proceeding in equity or at law). Neither Seller nor Seller Sub is in breach, violation or default (and would not by the lapse of time or the giving of notice or both, be in default) under any Assigned Contract, except and to the extent to which such breach, violation or default has not or would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. To Seller's Knowledge, no other party to any Assigned Contract is in material breach of or default (and would not by the lapse of time or the giving of notice or both, be in default) under such Assigned Contract.

              (d) Neither Seller nor Seller Sub has any Knowledge that any party to any Assigned Contract listed on SCHEDULE 1.1(B) of the Seller Disclosure Schedule (or required to be listed on such schedule) (i) intends to either terminate or not renew such Assigned Contract, or (ii) has or intends to submit to Seller, Seller Sub or any of their respective Affiliates any claim of material breach by any such party with respect to the performance of its obligations under any such Assigned Contract.

              (e) SCHEDULE 4.9 of the Seller Disclosure Schedule sets forth a true, accurate and complete list of the Assigned Contracts for which third party consents are required to assign such Assigned Contracts to Purchaser. Subject to the receipt of the third party consents listed on SCHEDULE 4.9 of the Seller Disclosure Schedule and Closing, Purchaser will succeed to all rights, title and interests of Seller, Seller Sub or their respective Affiliates under each Assigned Contract without the necessity to obtain the consent of any other Person(s) to the assignment of such Assigned Contract.

              (f) None of the Assigned Contracts have been entered into by Seller, Seller Sub or any of their respective Affiliates other than in the ordinary course of its or their business and other than on an arm's length basis.

     Section 4.10 CONSENTS. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and all of the filings and other actions set forth on SCHEDULE 4.9 of the Seller Disclosure Schedule, other than as set forth on SCHEDULE 4.10 of the Seller Disclosure Schedule, and subject to SECTION 2.5(B), no material notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, including any foreign Governmental Authority, is required for Seller or Seller Sub to transfer the Purchased Assets or the Inventory to Purchaser and otherwise consummate the Transactions.

     Section 4.11 TAXES. All income and other material Tax Returns required to be filed by or with respect to Seller or Seller Sub have been filed with the appropriate Governmental Authority, and Seller and Seller Sub have paid all Taxes due whether or not shown or required to be shown on any Tax Return. The unpaid Taxes of Seller and Seller Sub have been adequately reserved for, as determined in accordance with GAAP. There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on the Purchased Assets or the Inventory.

     Section 4.12  EMPLOYEE MATTERS.

              (a) PRODUCT EMPLOYEES. No later than thirty (30) days prior to the Closing Date, Seller shall deliver a true and complete list (the "PRODUCT EMPLOYEE LIST"), which shall be appended hereto as SCHEDULE 4.12(A) of the Seller Disclosure Schedule, of (i) each Product Employee as of the Effective Time, including position or job title; salary or wage rate; commissions, bonus compensation and incentive compensation for the past three fiscal years; site of employment; years (including partial years) of service with Seller, Seller Sub or any of their respective Affiliates, as applicable; county or city of residence; accrued leave; severance or stay bonus obligation; whether such Product Employee is actively at work or on a paid or unpaid leave of absence; whether such Product Employee is covered by any Seller Plans; and whether such Product Employee has had his or her work hours reduced in the six (6)-months prior to the Effective Time; (ii) each person who is not a Product Employee at the Effective Time but was a Product Employee at any time during the six
(6)-month period preceding the Effective Time, including the date of his or her employment loss; and (iii) all Contracts (including employment and consulting agreements) between Seller, Seller Sub or any of their respective Affiliates, as applicable, and any Product Employee with respect to the Product Line Business and shall provide Purchaser with copies of such contracts in effect as of the Effective Time. No Product Employee is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, retention, proprietary rights agreement or similar Contract, between such Product Employee and Seller, Seller Sub or any of their respective Affiliates, as applicable, that would affect the performance of his or her duties as an employee of Purchaser if employed by Purchaser pursuant to the provisions of SECTION 9.1(A), or would require Purchaser to satisfy any financial obligation to such Product Employee arising out of the termination of such Product Employee's employment with Seller, Seller Sub or any of their respective Affiliates, as applicable.

              (b) PLANS AND MATERIAL DOCUMENTS. SCHEDULE 4.12(B) of the Seller Disclosure Schedule lists all material Seller Plans. Seller has made available to Purchaser a true and complete copy of each Seller Plan, the summary description for each Seller Plan and the latest annual report, if any, filed with the IRS for each Seller Plan.

              (c) Neither Seller nor any ERISA Affiliate of Seller has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of ERISA.

              (d) NO MULTIEMPLOYER PLANS. No Seller Plan constitutes a Multiemployer Plan, and neither Seller nor any of its ERISA Affiliates has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any Multiemployer Plan.

              (e) COMPLIANCE. Each Seller Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Law. Each of Seller, Seller Sub and each of their respective Affiliates has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Seller has no Knowledge of any material default or violation by any party to, any Seller Plan or applicable Law. To Seller's Knowledge, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Seller Plan.

              (f) QUALIFICATION OF CERTAIN PLANS. Each Seller Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Seller Plan for which determination or opinion letters are currently available that the Seller Plan is so qualified and no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS which could reasonably be expected to adversely affect the qualified status of any such Seller Plan or the exempt status of any such trust. Seller has provided Purchaser with a true and complete copy of each of such determination or opinion letters.

              (g)  NO LIABILITIES TO PRODUCT EMPLOYEES. Except as set forth on
SCHEDULE 4.12(G), the consummation of the Transactions do not and will not (i) entitle any Product Employee to severance pay, pension payments or termination benefits for which Purchaser or any of its Affiliates may become liable; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Product Employee or former employee of Seller, Seller Sub or any of their respective Affiliates for which Purchaser or any of its Affiliates may become liable; or (iii) obligate Purchaser or any of its Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any Product Employee or former employee, consultant or agent of Seller, Seller Sub or any of their respective Affiliates with respect to the Product Line Business for periods prior to the Closing Date or for personnel whom Purchaser does not actually employ.

      Section 4.13 LABOR MATTERS. Except as disclosed in Schedule 4.13, with respect to the Product Line Business (a) there is, and within the last five (5) years has been, no representation of the Product Employees, or former employees of Seller, Seller Sub or any of their respective Affiliates within the Product Line Business, by any labor organization and, to Seller's Knowledge, there are no union organizing activities among the Product Employees, and (b) there currently is not, and within the last five years has not been, any labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or threatened against Seller, Seller Sub or any of their respective Affiliates.

     Section 4.14  COMPLIANCE WITH LAW. Except for the matters set forth under
SCHEDULE 4.14 of the Seller Disclosure Schedule, SECTION 4.5(A)(II) and
(B)(III), and with respect to certain regulatory matters as addressed in SECTION 4.15, (a) each of Seller and Seller Sub is in material compliance with all applicable Law relating to any Product, the Purchased Assets and the Inventory; and (b) Seller and Seller Sub have conducted the Product Line Business in material compliance with all applicable Laws.

     Section 4.15  REGULATORY MATTERS.

              (a) SCHEDULE 4.15 of the Seller Disclosure Schedule sets forth a true, accurate and complete list of (i) all material Registrations held by Seller, Seller Sub or any of their respective Affiliates or under which Seller, Seller Sub or any of their respective Affiliates conducts business, or notified or submitted by or on behalf of Seller, Seller Sub, relating to the conduct of research in respect of, and the manufacture, use or Distribution of, the Products on or prior to the Execution Date, and (ii) all applications or notifications or submissions for Registrations pending as of the Execution Date. Except as otherwise set forth on SCHEDULE 4.15 of the Seller Disclosure Schedule, either Seller or Seller Sub is the sole and exclusive owner of the Registrations. Each such Registration (A) has been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect, and (B) to the extent permitted by applicable Law, is transferable to Purchaser.

              (b) To Seller's Knowledge, (i) the manufacture, use or Distribution of any Product by Seller, Seller Sub or any of their respective Affiliates in the Territory has been conducted in compliance with the Registrations and all applicable Law, and (ii) no Governmental Authority has commenced or threatened to initiate any Action alleging, or which has otherwise alleged, any violations of any federal, state or local or any payor "fraud and abuse," consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Fraud and Abuse Amendments of the Social Security Act (42 U.S.C. ss. 1320a-7b(b)), the PDM Act, or any pricing or rebate reporting requirements or to seek exclusion, whether voluntary or otherwise, of Seller, Seller Sub or any Product Employee from participation in any federally or state-funded program except, in each case, as would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

              (c) No Governmental Authority has notified Seller or Seller Sub that the conduct of the Product Line Business, the Purchased Assets or the Inventory are in violation of any Law or the subject of any investigation. Neither Seller nor Seller Sub has received notice from any Governmental Authority that there are any circumstances currently existing which would reasonably be expected to lead to: (i) any loss of or refusal to renew any Registrations relating to the Product or the Purchased Assets, (ii) renewal on terms less advantageous to Seller, Seller Sub or any of their respective Affiliates than the terms of those Registrations currently in force, (iii) recall of any of the Products, or (iv) an action to enjoin production of any Product at any facility in the Territory.

              (d) Seller and Seller Sub have completed and filed all material annual or other material reports required by the FDA or other Medical Product Regulatory Authority in order to maintain the Registrations.

              (e) Seller has delivered to Purchaser copies of all material (i) reports of FDA Form 483 inspection observations, or any equivalent report by inspectors or officials from any other Governmental Authority of any situation requiring attention or correction or of conditions or circumstances that are objectionable or otherwise in contrary to applicable Law, (ii) FDA Notices of Adverse Findings or any equivalent correspondence, notice or communication from any other Governmental Authority indicating a failure to comply with applicable Law or other requirements, (iii) establishment inspection reports, (iv) warning letters and (v) other documents that assert ongoing lack of compliance in any material respect with any applicable Law or regulatory requirements (including those of the FDA), in each case received by Seller or Seller Sub from the FDA or any other Governmental Authority relating to the Products or arising out of the conduct of Seller and Seller Sub's business.

              (f) Seller, Seller Sub and their respective Affiliates have conducted all clinical trials for the Products in all material respects in accordance with then-current Good Clinical Practices. Each of Seller, Seller Sub and each of their respective Affiliates has made all necessary material filings and received all necessary material approvals and consents for the conduct of such clinical trials from the necessary Governmental Authorities and neither Seller nor Seller Sub is aware of any Actions threatened or taken by such Governmental Authorities to suspend or terminate any ongoing clinical trials for the Products. Neither Seller nor Seller Sub has received any notice, charge, subpoena or other request for information, which has not been complied with or withdrawn, by a Governmental Authority asserting any material breach of the conditions for approval of any ongoing clinical trials. Seller and Seller Sub and their respective Affiliates have conducted all clinical trials for the Products pursuant to valid protocols.

              (g) None of Seller or Seller Sub, any of the Product Employees that has conducted or is conducting clinical trials relating to the Products has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other relevant Law. To Seller's Knowledge neither Seller nor Seller Sub nor any of the Product Employee has made an untrue statement of a material fact to any Governmental Authority with respect to the Products (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Products. None of Seller, Seller Sub or any Product Employee has received any notice to such effect.

              (h) Any and all Products in their finished form sold on or prior to the Closing Date were manufactured in all material respects in accordance with then-current Good Manufacturing Practices and in compliance with the applicable specifications of the Products as defined in the Registrations.

              (i) Prior to the Effective Time, Seller, Seller Sub and their respective Affiliates have used all Promotional Materials and conducted all promotional activities with respect to the Products in material compliance with all applicable Law.

     Section 4.16 GOVERNMENT MULTI-PRODUCT CONTRACTS. Seller has made available to Purchaser true, complete and correct copies of all Government Multi-Product Contracts, PROVIDED that such copies may be redacted to prevent disclosure of information related to a product other than a Product.

     Section 4.17 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller's SEC Filings (as amended, supplemented or restated, if applicable the "FINANCIAL STATEMENTS"), to the extent they disclose financial information directly or primarily related to the Product Line Business, was prepared, except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act, in accordance with GAAP applied on a consistent basis during the periods indicated, and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to adjustments of a normal and recurring type which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect). There are no Liabilities of Seller or its consolidated subsidiaries directly or indirectly related to the Product Line Business or the Purchased Assets and the Inventory of any kind whatsoever, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or to become due), of a nature required by GAAP to be reflected in financial statements other than (i) liabilities disclosed or provided for in the Financial Statements and (ii) current liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2005 (the "FINANCIAL STATEMENT DATE") that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

     Section 4.18 ABSENCE OF CHANGES. Since the Financial Statement Date, Seller and Seller Sub have operated the Product Line Business in the ordinary course of business and consistent with past practice, and, except as set forth in SCHEDULE 4.18 of the Seller Disclosure Schedule:

              (a)  there has not been any Material Adverse Effect;

              (b) none of Seller, Seller Sub or any of their respective Affiliates has (i) ceased to own any Assets that would, but for such loss of ownership, have been included in the Purchased Assets (except for sales of Inventory and disposition of Promotional Materials), (ii) terminated, amended any material term of or waived any material right under any Assigned Contract or under any other Contract that would, but for such termination, amendment or waiver, have been included in Assigned Contracts, (iii) waived, released, granted, licensed or transferred any right, title or interest in or to any Purchased Assets or any other Asset that would, but for such waiver, release, grant, license or transfer, have been included in Purchased Assets, (iv) caused or assented to the creation or other incurrence of any Encumbrance (other than a

Permitted Encumbrance) on any Purchased Asset or item of Inventory; or (v) agreed to do any of the foregoing;

              (c) except in connection with annual job reviews and related compensation adjustments and bonus allocations (to the extent applicable and occurring in the ordinary course of business and consistent with past practices), none of Seller, Seller Sub or any of their respective Affiliates has made any material change in the terms and conditions of the employment of any Product Employee;

              (d) Seller and Seller Sub have maintained all Applicable Permits and pricing information contained in the Product Records in the ordinary course of business;

              (e) none of Seller, Seller Sub or any of their respective Affiliates has instituted, settled or agreed to settle any Action related to the Products or the Product Line Business;

              (f) none of Seller, Seller Sub or any of their respective Affiliates has taken any write-down of the value of any Purchased Asset or the Inventory or any portion thereof; and

              (g) no permit, approval, license, concession, franchise or authorization has been cancelled, become delinquent or been lost that otherwise would have been an Applicable Permit.

     Section 4.19 INSURANCE. Schedule 4.19 of the Seller Disclosure Schedule contains a complete and correct list of all material policies of insurance maintained by Seller or Seller Sub and related to the Product Line Business.
All such policies are in full force and effect. Neither Seller nor Seller Sub is in default under any provision contained in any such insurance policy relating to the Products or the Product Line Business which would have a material adverse effect upon the ability of the insured to collect insurance proceeds under such policy. Neither Seller nor Seller Sub has received written notice of cancellation or non-renewal with respect to any such policy. Except as set forth on Schedule 4.8 of the Seller Disclosure Schedule, no claim related to the Products or the Product Line Business exists under any insurance policy set forth on Schedule 4.19 of the Seller Disclosure Schedule.

     Section 4.20 BROKERS, ETC. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or Seller Sub or under the authority of Seller or Seller Sub, except for UBS Securities LLC, whose fees shall be paid by Seller and Seller Sub, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

     Section 4.21 PRODUCT EQUIPMENT. Schedule 1.1(h) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of the manufacturing tools, storage devices and test equipment owned by Seller, Seller Sub or any of their respective Affiliates and used primarily or exclusively by Seller, Seller Sub or any of their Affiliates to manufacture, store or test one or more Products.

     Section 4.22 PROMOTIONAL MATERIALS. Schedule 1.1(k) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of the Labeling, Product informational letters, and the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays and trade show booths) and videos, including materials containing post-marketing clinical data, if any, owned by Seller or Seller Sub and used primarily or exclusively for the commercialization of any Product in the Territory (including Distribution and sales promotion information, market research studies and toll-free telephone numbers), and that Seller, Seller Sub or any of their respective Affiliates has utilized in connection with, the Product Line Business in the six (6) months prior to the Execution Date.

     Section 4.23 NO OTHER WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER AGREEMENTS AND THE SELLER DISCLOSURE SCHEDULE, SELLER AND SELLER SUB DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                   ARTICLE V.
          REPRESENTATIONS AND WARRANTIES OF EISAI INC. AND EISAI, LTD.

     At the Execution Date and the Effective Time (except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date), Eisai Inc. and Eisai, Ltd. represent and warrant to Seller and Seller Sub as follows:

     Section 5.1 ORGANIZATION. Eisai Inc. is a corporation duly organized and validly existing and in good standing under the Law of the State of Delaware. Eisai, Ltd. is a corporation duly organized and validly existing and in good standing under the Laws of Japan. Each of Eisai Inc. and Eisai, Ltd. has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 5.2 DUE AUTHORIZATION. Each of Eisai Inc. and Eisai, Ltd. has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Other Agreements to which it is a party, and the execution and delivery of this Agreement and each of the Other Agreements to which it is a party and the performance of all of its obligations hereunder and thereunder have been duly authorized by each of Eisai Inc. and Eisai, Ltd. and, to the extent required by Law, contract or otherwise, its stockholders.

     Section 5.3 NO CONFLICTS; ENFORCEABILITY. The execution, delivery and performance of this Agreement and each of the Other Agreements to which it is a party by Eisai Inc. and Eisai, Ltd. (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Eisai Inc., or the organizational documents of Eisai, Ltd., (b) assuming that all of the consents, approvals, authorizations and permits described in SECTION 5.5 have been obtained and all of the filings and notifications described in SECTION 5.5 have been made and any waiting periods thereunder have terminated or expired, does not conflict with any Law applicable to either Eisai Inc. or Eisai, Ltd., and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract binding on either Eisai Inc. or Eisai, Ltd. or any applicable Order of any Governmental Authority to which either Eisai Inc. or Eisai, Ltd. is a party or by which either Eisai Inc. or Eisai, Ltd. is bound or to which any of its Assets is subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent or approval which would not prevent or delay consummation by either Eisai Inc. or Eisai, Ltd. of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Eisai Inc. and Eisai, Ltd., and constitute the legal, valid and binding obligations of Eisai Inc. and Eisai, Ltd., enforceable against Eisai Inc. and Eisai, Ltd. in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors' rights generally.

     Section 5.4 LITIGATION. There is no Action pending or, to Purchaser's knowledge, threatened, directly or indirectly involving Purchaser (or to Purchaser's knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Purchaser's ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, or would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or delay the consummation of the Transactions.

     Section 5.5 CONSENTS. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, FDA and other applicable foreign and United States regulatory or competition approvals, and as may be necessary as a result of any facts or circumstances relating solely to Purchaser, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Purchaser to consummate the Transactions.

     Section 5.6 FINANCING. At the Effective Time, Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Other Agreements or otherwise necessary to consummate all the Transactions. Upon the consummation of the Transactions, (a) Eisai Inc. and Eisai, Ltd. will not be insolvent, (b) Eisai Inc. and Eisai, Ltd. will not be left with unreasonably small capital, (c) Eisai Inc. and Eisai, Ltd. will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Eisai Inc. and Eisai, Ltd. will not be impaired.

     Section 5.7 BROKERS, ETC. No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

     Section 5.8 INDEPENDENT INVESTIGATION. In making the decision to enter into this Agreement and the Other Agreements and to consummate the Transactions, other than reliance on the representations, warranties, covenants and obligations of Seller and Seller Sub set forth in this Agreement, Purchaser has relied solely on its own independent investigation, review and analysis of the Purchased Assets, Assumed Liabilities, the Intellectual Property licensed to Purchaser hereunder, the Products and Product Line Business (including Purchaser's own estimate and appraisal of the value of the financial condition, assets, Liabilities, operations and prospects of the Product), which investigation, review and analysis was done by Purchaser and its Affiliates and Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Product Line Business for such purpose.

     Section 5.9 NO OTHER WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                  ARTICLE VI.
                           COVENANTS PRIOR TO CLOSING

     Section 6.1 ACCESS TO INFORMATION. Between the Execution Date and the Closing Date, Seller shall and shall cause Seller Sub to (a) afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to the Data Rooms (which, for the avoidance of doubt, shall contain at least the materials and information included therein on March 14 and 15, 2006 with respect to the Data Room established in San Diego, California, and March 31, April 6 and 7 and July 11 and 12, 2006 with respect to the Data Room established in New York City, New York), and (b) subject to any applicable Law and the terms of any Contract, afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to Seller's, Seller Sub's and any of their respective Affiliates' personnel and properties pertaining to any Product or Product Line Business, Assigned Contracts, Applicable Permits, the Product Records and all other information and materials pertaining to the Product Line Business, PROVIDED that such access shall not unreasonably interfere with Seller's or Seller Sub's business and operations and shall, at all times, be subject to applicable legal or other limitations. Such access and information shall not in any way diminish or otherwise affect any of the representations or warranties hereunder or Purchaser's rights to indemnification in respect of any breach thereof.

     Section 6.2  CONDUCT OF THE PRODUCT LINE BUSINESS.

              (a) Between the Execution Date and the Closing Date, except as otherwise set forth on SCHEDULE 6.2 or as expressly provided for in this Agreement or consented to in writing by Purchaser, Seller and Seller Sub shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to: (i) continue and conduct the Product Line Business in Seller's and Seller Sub's (and, if applicable, their respective Affiliates') ordinary and usual course of business and in a manner consistent with past practices (except where such conduct would conflict with Seller's and Seller Sub's other obligations under this Agreement or any Other Agreement) and (ii) preserve in all material respects the Product Line Business, which, for the avoidance of doubt shall include using commercially reasonable efforts to maintain good working relationships with all of the prescribers, customers and suppliers of the Product Line Business.

              (b) Between the Execution Date and the Closing Date, unless otherwise agreed by Purchaser, neither Seller nor Seller Sub shall (and Seller and Seller Sub shall not permit any of their respective Affiliates to):

                  (i) sell the Products other than in the ordinary course of business or in amounts that are inconsistent with sales by Seller and Seller Sub (and as applicable, their respective Affiliates) during Seller's fiscal quarter ended June 30, 2006;

                  (ii) grant or announce any increase in the salaries, bonuses or other benefits payable by Seller or Seller Sub (or their respective Affiliates) to any of the Product Employees, other than as required by Law, pursuant to any Seller Plan, programs or agreements existing on the Execution Date or other ordinary course increases consistent with the past practices of Seller and Seller Sub (and, as applicable, their respective Affiliates), respectively;

                  (iii) terminate or fail to exercise any rights of renewal with respect to any Assigned Contracts set forth on SCHEDULE 1.1(B) of the Seller Disclosure Schedule that by its terms would otherwise expire;

                  (iv) settle or compromise any material claims of Seller, Seller Sub or their respective Affiliates (to the extent relating to any Product or Product Line Business); or

                  (v) enter into any Contract relating in any way to the Product Line Business, except to the extent that such Contract is (A) entered into in the ordinary course of business and consistent with past practice and (B) does not involve Liabilities in excess of fifty thousand dollars ($50,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate;

                  (vi) make any capital expenditure or commitment or addition to property, plant or equipment of Seller or Seller Sub in respect of the Product Line Business or the Purchased Assets, individually or in the aggregate, in excess of two hundred fifty thousand dollars ($250,000);

                  (vii) take, or fail to take, any other action that could reasonably be expected to result in a breach or inaccuracy in any of the representations or warranties of Seller or Seller Sub contained in this Agreement;

                  (viii) (A) incur, create, assume or permit the incurrence, creation or assumption of any Encumbrance (other than Permitted Encumbrances) with respect to the Purchased Assets or the Inventory,
          (B) dispose of any of the Purchased Assets or Inventory, except for sales of Inventory and Promotional Materials in the ordinary course of business, or (C) waive, release, grant, license or transfer any right, title or interest in or to any Purchased Asset or any item of Inventory, except in the ordinary course of business;

                  (ix) revise or modify any Promotional Materials (including any Labeling) except as required by any Governmental Authority or applicable Law;

                  (x) except as set forth on SCHEDULE 6.2, terminate any ongoing clinical trial (including any post approval study) with respect to any Product, except in the event of a safety concern or as otherwise necessary to comply with any Governmental Authority or applicable Law;

                  (xi) except as set forth on SCHEDULE 6.2, abandon, cease prosecution on, fail to maintain, or fail to pay any fees or expenses in connection with, any Patent or pending patent application relating to the Product Intellectual Property;

                  (xii) add, remove or otherwise alter any references to the Products in any website Controlled by Seller, Seller Sub or any of their respective Affiliates or any of the content of such references in any such website, except in response to a request by a Governmental Authority or as otherwise required by applicable Law (including in connection with posting any of Seller's SEC Filings to Seller's website); or

                  (xiii) agree to take any of the actions specified in this
          SECTION 6.2, except as contemplated by this Agreement and the Other Agreements.

     Section 6.3 REQUIRED APPROVALS AND CONSENTS. As soon as reasonably practicable, but in any event, no later than ten (10) Business Days after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act in accordance with SECTION 6.4. The Parties shall also cooperate with each other with respect to all filings that Purchaser elects to make. Seller and Seller Sub shall use their commercially reasonable efforts to obtain all third party consents, in accordance with their obligations under SECTION 2.5, subject to
SECTION 2.5(B) and SECTION 8.7, required to effect the assignment of the Assigned Contracts and Applicable Permits to Purchaser.

     Section 6.4  HSR ACT.

              (a) If required pursuant to applicable Law, each Party shall file or cause to be filed as soon as practicable, and in any event no later than ten
(10) Business Days after the Execution Date, any notifications required under the HSR Act and any comparable filing required by applicable foreign Law. Each Party shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation and to cause the waiting periods under the HSR Act and any applicable foreign Law to terminate or expire at the earliest possible date after the date of filing. The Parties shall be responsible for their own legal fees for preparing their portion of the HSR Act filings, and any filings required by any foreign Law. Purchaser shall bear the responsibility for any required HSR Act filing fees.

              (b) The Parties shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental

Authorities. Purchaser shall have the right to review and approve in advance all characterizations of the information relating to Purchaser; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each Party shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing made in connection with the Transactions. The Parties agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities. Each Party shall (i) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party or the other Party's counsel to review in advance any proposed written communication to any of the foregoing; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; and (iii) with the exception of business documents deemed confidential by the possessing Party (including documents submitted as attachments to the Party's Notification and Report Form under the HSR Act), furnish the other Party with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) between the Party (its affiliates, and its respective representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.

              (c)  Except as otherwise expressly set forth in this Agreement,
(i) Purchaser shall not be required to divest any of its respective businesses, product lines or assets, including any part of the Purchased Assets or Product Line Business acquired pursuant to the terms and conditions of this Agreement and the Other Agreements; (ii) Purchaser shall not be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Purchaser or its Affiliates; and (iii) Purchaser shall not be required to waive any of the conditions set forth in ARTICLE VII.

     Section 6.5   NO NEGOTIATION.

              (a) Between the Execution Date and the Closing Date, Seller and Seller Sub agree that neither they nor any of their respective Affiliates shall, and each such Party shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, take any action to
(x) solicit, initiate or facilitate any Acquisition Proposal, (y) as to any such Acquisition Proposal, participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person that has made an Acquisition Proposal or (z) enter into any agreement with respect to any Acquisition Proposal; PROVIDED, however, that, at any time prior to the Closing Date, Seller and Seller Sub shall be permitted to:

                  (i) participate in any discussions or negotiations with, and provide any non-public information to, any Person in response to an Acquisition Proposal by any such Person, if the board of directors of Seller reasonably determines that there is a substantial likelihood that such Acquisition Proposal would reasonably be expected to lead to a Superior Proposal;

                  (ii) if Seller has received an Acquisition Proposal from a third party and the board of directors of Seller reasonably determines that such Acquisition Proposal constitutes a Superior Proposal, enter into an agreement with respect to such Acquisition Proposal; and

                  (iii) take and disclose to Seller's stockholders a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 of the Exchange Act.

              (b) In the event Seller makes a determination to take any of the actions contemplated under SECTION 6.5(A)(II) with respect to an Acquisition Proposal, Seller shall notify Purchaser of such determination within twenty-four
(24) hours of making such determination (a "NOTICE OF SUPERIOR PROPOSAL"), which notification shall state that Seller is prepared to enter into a definitive agreement as to such Superior Proposal and include a summary of the material terms and conditions of such Superior Proposal. During the five (5) Business Day period after Purchaser's receipt of the Notice of Superior Proposal, Purchaser shall have the right, at its sole and absolute discretion, to make an offer that Purchaser believes to be at least as favorable to Seller's stockholders as such Superior Proposal; PROVIDED, that during such five (5) Business Day period, Seller shall negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) to enable Purchaser to make, modify and complete a more favorable offer. Upon receipt of such offer, the board of directors of Seller shall, within two (2) Business Days, determine in good faith, after consultation with its financial advisor and legal counsel, as to whether the competing offer continues to constitute a Superior Proposal relative to Purchaser's final offer; PROVIDED, that Purchaser acknowledges and agrees that in the event Purchaser terminates this Agreement pursuant to SECTION 10.1(C)(IV) or Seller terminates this Agreement pursuant to SECTION 10.1(B)(III), that concurrently with such termination Seller may enter into a definitive agreement providing for implementation of such Superior Proposal. For the avoidance of doubt, exceeding the purchase price offered under the Superior Proposal by any dollar amount shall not be a condition to any offer by Purchaser made in accordance with this
SECTION 6.5(B) being deemed by Seller's board of directors to be a "more favorable offer."

     Section 6.6   TRANSITION ACTIVITIES.

              (a) Between the Execution Date and the Effective Time, Seller and Seller Sub shall promptly furnish Purchaser with such reasonable sample quantities of any Promotional Materials that Seller or Seller Sub may have utilized in connection with the Product Line Business during the six (6) month-period prior to the Execution Date, for use by Purchaser in preparing its own Promotional Materials. In that regard, each of Seller and Seller Sub shall and hereby does grant Purchaser a non-exclusive, non-transferable, non-sublicensable, royalty free, paid-up license in the Territory to use Seller's and Seller Sub's Promotional Materials in connection with creating Purchaser's Promotional Materials for a period of six (6) months following the Closing Date or three (3) months following completion of the transfer of the Registrations to Purchaser in accordance with SECTION 8.7(A), whichever is later. All costs and expenses incurred by Purchaser with respect to creating its own Promotional Materials shall be borne by Purchaser.

              (b) Prior to Closing, the Parties shall enter into a Transition Services Agreement, to be effective immediately after the Effective Time, providing for the services specified therein pursuant to which Seller and Seller Sub shall perform certain transitional services for Purchaser in accordance with the terms thereof.

     Section 6.7   NON-SOLICITATION; NON-COMPETITION; NON-DISPARAGEMENT.

              (a)  LIMITATIONS ON SOLICITATION AND HIRING OF EMPLOYEES.

                  (i) Neither Seller nor Seller Sub shall (and Seller and Seller
              Sub shall not permit any of their respective Affiliates to), directly or indirectly, solicit or otherwise attempt to induce any Hired Employee to terminate his or her employment with Purchaser or its Affiliates for a period of one (1) year following the Closing Date; PROVIDED, HOWEVER, that this SECTION 6.7(A)(I) shall not (A) prohibit general solicitations of or advertisement for employment by Seller if they are not specifically directed at Hired Employees or (B) prevent Seller from interviewing or hiring any Hired Employee who responds to such general solicitation of or advertisement for employment. Subject to the provision in the preceding sentence, for such one (1)-year period, neither Seller nor Seller Sub shall (and Seller and Seller Sub shall not permit any of their respective Affiliates to) directly or indirectly hire or enter into any arrangement for the services of any employees employed by Purchaser or its Affiliates with any amount of responsibility relating to the Products, unless the individual's employment has been terminated by Purchaser or its Affiliates.

                  (ii) Purchaser shall not (and shall not permit any of its
              Affiliates to), directly or indirectly, solicit or otherwise attempt to induce any employees of Seller or Seller Sub (other than the Product Employees, including Potential Employees) to terminate his or her employment with Seller or Seller Sub or any of their respective Affiliates for a period of one (1) year following the Closing Date; PROVIDED, HOWEVER, that this SECTION 6.7(A)(II) shall not (A) prohibit general solicitations of or advertisement for employment by Purchaser if they are not specifically directed at Seller's employees, or (B) prevent Purchaser from interviewing or hiring any employee of Seller who responds to such general solicitation of or advertisement for employment. For the avoidance of doubt, notwithstanding the foregoing, Purchaser may directly or indirectly solicit or otherwise attempt to induce any Product Employee, including a Potential Employee, to terminate his or her employment with Seller or Seller Sub or any of their respective Affiliates, and Purchaser may interview or hire any Product Employee (including Potential Employee) of Seller who responds to such solicitation or inducement.

              (b) NON-COMPETITION. Seller and Seller Sub agree that during the period commencing on the day immediately following the Closing Date and ending, with respect to each Product in each applicable country, on the last day of the applicable Exclusivity Period, unless acting pursuant hereto or acting with the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole discretion), none of Seller, Seller Sub or any of their respective Affiliates shall, directly or indirectly, (i) market, Distribute or, except as provided in the Transition Services Agreement, manufacture or cause to be manufactured, in the Territory any of denileukin difitox, bexarotene or alitretinoin, or any derivations thereof, as applicable, or any pharmaceutical product containing any of the foregoing as an active ingredient, or (ii) license or authorize any other Person to do the same, PROVIDED, HOWEVER, that such provision shall not survive a change of control of Seller or an acquisition of a third party pharmaceutical company by Seller or Seller Sub.

              (c) NON-DISPARAGEMENT.

                  (i) For a period of two (2) years following the Closing Date, each of Seller and Seller Sub agrees that neither it nor its Affiliates shall, except as required by Law, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity reputation or goodwill of Purchaser, its Affiliates, the Product Line Business or the Products.

                  (ii) For a period of two (2) years following the Closing Date,
              Purchaser agrees that neither it nor its Affiliates shall, except as required by Law, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity reputation or goodwill of Seller, Seller Sub or any of their respective Affiliates.

              (d) BLUE PENCIL PROVISIONS. If a court of competent jurisdiction determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each of the Parties acknowledges, however, that this SECTION 6.7 has been negotiated by the Parties and that the geographical and time limitations on activities, are reasonable in light of the circumstances pertaining to the Parties.

     Section 6.8 NOTIFICATIONS. Between the Execution Date and the Closing Date (or any earlier termination of this Agreement), Seller and Seller Sub, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to (a) cause any representation or warranty made by such Party in this Agreement or any Other Agreement to be untrue or inaccurate as of the Execution Date or as of the Effective Time, or (b) cause a failure to comply with or satisfy any condition, agreement or obligation required to be complied with or satisfied by such Party under this Agreement or any Other Agreement; PROVIDED, HOWEVER, that except as set forth in SECTION 6.9, the delivery of any notice pursuant to this SECTION 6.8 shall not (x) be deemed to cure any breach of representation, warranty, agreement or obligation or to satisfy any condition for purposes of determining whether the conditions set forth in ARTICLE VII have been satisfied, or (y) limit or otherwise affect the remedies or indemnification rights available hereunder to the Party receiving such notice.

     Section 6.9 DISCLOSURE SUPPLEMENTS. Between the Execution Date and the date that is three (3) Business Days prior to the Closing Date, Seller and Seller Sub shall supplement or amend the Seller Disclosure Schedule with respect to any matter which, if existing or occurring prior to the Execution Date, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in such Seller Disclosure Schedule which has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Execution Date. Such delivery shall not affect any rights of Purchaser under SECTION 10.1 or ARTICLE XI. During the same period, Seller and Seller Sub also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or Seller Sub in this ARTICLE VI or the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VII impossible or unlikely.

     Section 6.10  FURTHER ASSURANCES; FURTHER DOCUMENTS.

              (a) As of the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VII, as applicable to each of them, (ii) to cause the Transactions to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

              (b) Each Party shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transactions.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

     Section 7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER, SELLER SUB AND PURCHASER. The respective obligations of Seller, Seller Sub and Purchaser to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver (in accordance with SECTION 12.8) at or prior to the Closing Date of the following conditions:

              (a) LITIGATION. No preliminary or permanent injunction or other Order has been issued or instituted by any Governmental Authority, or other body or authority, which under applicable Law enjoins, restrains, prohibits or makes illegal to the Transactions on the Closing Date.

              (b) GOVERNMENTAL APPROVALS. Any waiting period (and any extension thereof) under the HSR Act (or comparable German Law) applicable to the Transactions has expired or been terminated.

              (c) NO ADVERSE LAW. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that is in effect and has the effect of (i) making the purchase and sale of the Purchased Assets or the Inventory illegal or (ii) prohibiting the consummation of the Transactions.

              (d) STOCKHOLDER APPROVAL. If Seller's board of directors determines in its good faith judgment to seek the approval of Seller's stockholders to consummate the Transactions, the number of shares of Seller's Common Stock required to approve the Transactions under Seller's bylaws, certificate of incorporation or under the Delaware General Corporation Code shall have been voted in favor of approving the Transactions at a meeting of Seller's stockholders or by written consent in lieu thereof.

     Section 7.2 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Purchaser's sole discretion, in writing by Purchaser:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller and Seller Sub contained in ARTICLE IV that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Seller and Seller Sub contained in ARTICLE IV that are not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Effective Time as though made on and as of the Execution Date and the Effective Time, as applicable (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), in each case after giving effect to any supplement or amendment to the Seller Disclosure Schedule made pursuant to SECTION 6.9.

              (b) PERFORMANCE. Seller and Seller Sub shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller and Seller Sub are required to perform or comply with under this Agreement on or before the Closing.

              (c) MATERIAL ADVERSE EFFECT. As of the Closing Date, there shall have been no Material Adverse Effect.

              (d) REQUIRED CONSENTS. All consents set forth on SCHEDULE 7.2 of the Seller Disclosure Schedule shall have been obtained or made, as the case may be.

              (e) NO ADVERSE LAW. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that is in effect and has the effect of (i) prohibiting or substantially limiting the ownership, manufacture, use or Distribution of the Products or the operation by Purchaser of any material portion of the Product Line Business in a manner as has been conducted by Seller and Seller Sub immediately prior to the Effective Time or
(ii) compelling or seeking to compel Purchaser to dispose or hold separate any material portion of Purchaser's business or assets as a result of the Transactions.

              (f) OTHER DOCUMENTS. Purchaser shall have received the items set forth in SECTION 3.2(A) and such other documents, certificates or instruments as the Parties may reasonably agree to deliver or cause to be delivered in connection with the consummation of the

Transactions, and all other related matters, in form and substance reasonably acceptable to the Parties.

              (g) OTHER AGREEMENTS. Seller and Seller Sub shall have duly executed and delivered to Purchaser the Other Agreements.

              (h) RELEASE OF ENCUMBRANCES. Purchaser shall have received prior to the Closing Date, evidence that all Encumbrances (other than Permitted Encumbrances) on or relating to the Purchased Assets or the Inventory have been properly terminated or released on or before the Closing, including either (i) a completed UCC-3 Termination Statement, in a proper form for filing, in respect of each such Encumbrance or (ii) a payoff letter from the secured party thereunder, in form and substance reasonably acceptable to Purchaser, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Encumbrance shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Purchaser a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Encumbrance.

              (i) INSPECTION OF INVENTORY. Seller shall have permitted Purchaser and its Representatives (at Purchaser's expense), no later than three (3) Business Days prior to the Closing Date, to inspect the Inventory.

              (j) SUPPLIER AND CUSTOMER LISTS. Purchaser shall have received at Closing, true, complete and accurate lists of all of Seller's and Seller Sub's suppliers and wholesale and retail customers in connection with the Product Line Business.

     Section 7.3 CONDITIONS PRECEDENT TO SELLER'S AND SELLER SUB'S OBLIGATIONS. Seller's and Seller Sub's obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller's sole discretion, in writing by
Seller:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in ARTICLE V that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Purchaser contained in ARTICLE V that are not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Effective Time as though made on and as of the Execution Date and the Effective Time, as applicable (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

              (b) PERFORMANCE. Purchaser shall have performed and complied in all material respects with each of the covenants, agreements and obligations Purchaser is required to perform or comply with under this Agreement on or before the Closing.

              (c) OFFICER'S CERTIFICATE. Seller shall have received the items set forth in SECTION 3.2(B) and such other documents, certificates or instruments as the Parties may reasonably agree to deliver or cause to be delivered in connection with the consummation of the Transactions, and all other related matters, in form and substance reasonably acceptable to the Parties.

              (d) OTHER AGREEMENTS. Purchaser shall have duly executed and delivered the Other Agreements to Seller and Seller Sub, as applicable.

                                 ARTICLE VIII.
                              ADDITIONAL COVENANTS

     Section 8.1 CONFIDENTIALITY; PUBLICITY.

              (a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller, Seller Sub or Purchaser pursuant to this Agreement or any Other Agreement or otherwise in connection with the Transactions. If this Agreement is terminated, the Parties agree to promptly return to the disclosing Party or (at the disclosing Party's option) destroy any information of the other Party in its possession that is subject to the Confidentiality Agreement.

              (b) The Parties shall jointly agree upon the necessity and content of any press release in connection with the Transactions. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Parties; PROVIDED, HOWEVER, that notwithstanding any contrary term contained in the Confidentiality Agreement, (i) any disclosure that is required by Law as advised by the disclosing Party's counsel may be made without the prior written consent of the other Parties and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through the fault of, or a breach of this Agreement or the Confidentiality Agreement by, the issuing Party, without the prior written consent of the other Parties. To the extent practicable, the disclosing Party shall give at least two
(2) Business Days advance notice of any such legally required disclosure to the other Parties, and such other Parties may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that any Party reasonably determines that it or any other Party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable stock exchange, Exchange regulation, New York Stock Exchange regulation or any Governmental Authority, including the SEC, such Party shall give at least two (2) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

     Section 8.2 AVAILABILITY OF RECORDS. After the Closing, Seller and Seller Sub, on the one hand, and Purchaser, on the other hand, shall make available to each other Party and its Affiliates and Representatives during regular business hours and upon reasonable agreed-upon times, all Product Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller, Seller Sub or Purchaser; or (iii) the required retention period under any applicable Law for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable
Law). Purchaser and Seller shall also make available to each other during regular business hours and upon reasonable agreed-upon times (PROVIDED, that such access shall not unreasonably interfere with such Party's business and operations), personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Product Line Business, Purchased Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Purchaser), including product liability and general insurance liability. Each Party shall bear its own expenses and costs incurred in connection with any exercise of its rights of inspection under this SECTION 8.2.

     Section 8.3 USE OF SELLER BRANDS. Other than as expressly provided in this Agreement and the Other Agreements, Purchaser shall not use or permit any of its Affiliates to use any of the Seller Brands, except as follows:

              (a) To the extent permitted by, and in accordance with applicable Laws, and subject to the limitations in SECTION 2.5(B) and SECTION 8.7, Purchaser shall be entitled to continue to use the Seller Brands and the existing Labeling for the purchased Inventory until the first anniversary of the Closing Date, it being acknowledged and agreed that Purchaser will use its commercially reasonable efforts to use or sell such items of Inventory prior to selling any Product under any Purchaser Trademark. Subject to the terms and conditions herein, Seller and Seller Sub hereby grant a non-exclusive, non-transferable right and license to Purchaser to use the Seller Brands on Labeling and packaging for the Products to the extent specified herein.

              (b) Purchaser shall promptly after the Closing Date, and prior to the first anniversary of the Closing Date, complete the revision of all Promotional Materials relating to the Products (i) to delete all references to the Seller Brands and (ii) to delete all references to Seller's or Seller Sub's customer service address or phone number; PROVIDED, HOWEVER, that for a period of ninety (90) days following completion of the transfer of the Registrations to Purchaser, under the license grant set forth in SECTION 6.6(A), Purchaser may continue to distribute Promotional Materials that use the Seller Brands and such Seller and Seller Sub addresses or phone numbers to the extent that such Promotional Materials exist on the Closing Date.

     Section 8.4 NOTIFICATION OF CUSTOMERS. Promptly after the Closing, Purchaser shall notify all wholesale distributors of the Products (a) of the transfer of the Purchased Assets to Purchaser; (b) that all purchase orders for any Product received by Seller or Seller Sub or any of their respective Affiliates on or prior to the Closing Date but not shipped prior to 11:59 p.m. California time on the Closing Date will be transferred to Purchaser (PROVIDED that to the extent that any purchase order cannot be so transferred, Seller, Seller Sub and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred); and (c) that all purchase orders for the Product received, and all Product returns, after the Closing Date should be sent to Purchaser at Eisai Inc./Research Triangle Park (RTP), 900 Davis Drive, P.O. Box 14505, Research Triangle Park, NC 27709. Purchaser and Seller shall agree upon an appropriate notice to wholesalers and commercial customers with respect to the transfer of chargeback and rebate submissions to Purchaser effective thirty (30) days after the Closing Date. Upon Purchaser's request, Seller and

Seller Sub shall use commercially reasonable efforts to cooperate with Purchaser's provision of notices under this SECTION 8.4.

     Section 8.5 PRODUCT RETURNS, REBATES AND CHARGEBACKS.

              (a) NDC NUMBERS. Following the Closing Date, Purchaser shall obtain its own NDC number and shall use commercially reasonable efforts to have in place, as soon as reasonably practicable, all resources such that sales can be accomplished under the NDC number of Purchaser. Thereafter, Purchaser shall use its new NDC number on all invoices, orders and other communications with customers and Governmental Authorities.

              (b) PRODUCT RETURNS. Seller shall be financially responsible for returned Units of Products sold by Seller, Seller Sub or their respective Affiliates on or before the Closing Date. Purchaser shall be financially responsible for all returned Units of Products bearing the NDC numbers of Seller or Seller Sub sold by Purchaser or its Affiliates after the Closing Date and all returned Units of the Products bearing the NDC numbers of Purchaser or its Affiliates. All returned Units of Products received by Purchaser, Seller, Seller Sub or the Affiliates of any Party after the Closing Date will be processed and handled by such receiving Party (or its Affiliate, if applicable) at its respective returns handling facility. If either Party accepts returned Units of a Product for which the other Party is financially responsible in accordance with this SECTION 8.5(B), that Party shall invoice the other Party for the amount of such return in accordance with the current returned goods policy of the Party receiving the returned Product and the associated reasonable cost of destruction, including payments to any vendors in connection therewith. Each such invoice shall set forth the number of Units processed, together with such other information as shall be reasonably necessary to support the invoice. Each Party shall, within thirty (30) days of its receipt of invoice, pay the other Party for the full invoiced amount. The receiving Party shall destroy, or cause to be destroyed, all such returned Product in a manner consistent with applicable Laws. Notwithstanding any provision herein to the contrary, Purchaser and its Affiliates shall not take any actions with the intention of encouraging or otherwise affirmatively causing Seller's and Seller Sub's customers and distributors to return Products (except as otherwise required by, or deemed prudent by Purchaser under, applicable Law).

              (c) GOVERNMENT REBATES.

                  (i) Seller shall be financially responsible for all rebates pursuant to any government rebate programs for all Products bearing the NDC numbers of Seller or Seller Sub dispensed on or before the one hundred eightieth (180th) day after the Closing Date (the "REBATE TERMINATION DATE"). Purchaser shall be financially responsible for all rebates pursuant to any government rebate programs for all Products bearing the NDC numbers of Seller or Seller Sub dispensed after the Rebate Termination Date. The Parties acknowledge and agree that government rebates are currently invoiced on a calendar quarter basis and, in the event that the Rebate Termination Date is not the last day of a calendar quarter, Seller shall be financially responsible for the portion of such government rebates equal to (A) the aggregate amount of all government rebates invoiced for such calendar quarter, multiplied by (B) a fraction, the numerator of which is the number of days from and including the first day of such calendar quarter through and including the Rebate Termination Date and the denominator of which is the total number of days in such calendar quarter, and Purchaser shall be responsible for the portion of such government rebates equal to (1) the aggregate amount of all government rebates invoiced for such calendar quarter, multiplied by (2) a fraction, the numerator of which is the number of days from and after the Rebate Termination Date through and including the last day of such calendar quarter and the denominator of which is the total number of days in such calendar quarter. For purposes of this SECTION 8.5(C), the Parties acknowledge and agree that where detailed dispensing information is not readily available, the Product in question shall be deemed to have been dispensed in the quarter for which it is invoiced.

                  (ii) Seller shall be administratively responsible for processing all rebates pursuant to any government rebate programs for all Product bearing the NDC numbers of Seller or Seller Sub or any of their respective Affiliates. Purchaser acknowledges that Seller will require certain information from Purchaser in order to calculate the Medicaid rebate for Product bearing NDC numbers of Seller or Seller Sub or any of their respective Affiliates sold by Purchaser after the Closing Date. Accordingly, Purchaser agrees that, from and after the Closing Date until the date which is one (1) calendar year after the expiration date of the last lot of Product produced with any NDC number of Seller, Purchaser will provide to Seller, reasonably in advance of the date Seller is required to file such information with the appropriate Governmental Authority, the following information: (a) the Best Price for each Product identified by NDC number, (b) the AMP for each Product identified by the NDC number, and (c) any additional data or other information related to such Medicaid issues reasonably requested by Seller, which shall in each case shall be prepared in accordance with applicable Laws.

                  (iii) SCHEDULE 8.5(C) sets forth the "BEST PRICE" (as defined at 42 U.S.C. ss. 1396r-8(c)(1)(C)) and Average Manufacturers Price ("AMP") (as defined at 42 U.S.C. ss. 1396r-8(k)(1)) reported by Seller for the Product for the two most recently ended calendar quarters.

                  (iv) To the extent that Seller or Seller Sub processes government rebate claims for which Purchaser is financially responsible, Purchaser shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail and include reasonable supporting documentation.

              (d) COMMERCIAL REBATES.

                  (i) Seller shall be financially responsible for all commercial rebates with respect to Product bearing the NDC numbers of Seller or Seller Sub dispensed on or before the Rebate Termination Date. Purchaser shall be financially responsible for all commercial rebates with respect to Product bearing the NDC numbers of Seller or Seller Sub dispensed after the Rebate Termination Date. The Parties acknowledge and agree that to the extent that any commercial rebates are invoiced on a calendar quarter basis, in the event that the Rebate Termination Date is not the last day of a calendar quarter, Seller shall be financially responsible for the portion of such commercial rebates equal to (A) the aggregate amount of all commercial rebates invoiced for such calendar quarter, multiplied by (B) a fraction, the numerator of which is the number of days from and including the first day of such calendar quarter through and including the Rebate Termination Date and the denominator of which is the total number of days in such calendar quarter, and Purchaser shall be responsible for the portion of such commercial rebates equal to (1) the aggregate amount of all commercial rebates invoiced for such calendar quarter, multiplied by (2) a fraction, the numerator of which is the number of days from and after the Rebate Termination Date through and including the last day of such calendar quarter and the denominator of which is the total number of days in such calendar quarter.

                  (ii) Notwithstanding the foregoing, the Parties agree that (i) neither Seller nor Seller Sub shall be responsible for credits or shelf stock adjustments to the extent resulting from price decreases initiated by Purchaser on or after the Closing Date and (ii) any such commercial rebate payments by Seller or Seller Sub shall be made on the terms and conditions equivalent to Seller's and Seller Sub's rebate obligations as of the Closing with respect to each commercial customer as set forth in Seller's and Seller Sub's terms of agreement with such customer.

                  (iii) To the extent that Seller or Seller Sub processes commercial rebate claims for which Purchaser is financially responsible, Purchaser shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail and include reasonable supporting documentation. To the extent that Purchaser processes commercial rebate claims for which Seller is financially responsible, Seller shall reimburse Purchaser within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail and include reasonable supporting documentation.

              (e) CHARGEBACK CLAIMS.

                  (i) Seller shall be financially responsible for all chargeback claims (and associated administrative fees) (the "CHARGEBACK CLAIMS") related to the Product sold on or prior to the Closing Date. Purchaser shall be financially responsible for all Chargeback Claims related to the Product sold after the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that the VA National Acquisition Center must approve the removal of the Product from Seller's (and Seller Sub's) Federal Supply Schedule ("FSS") before the responsibility of processing such rebates is transferred from Seller or Seller Sub to Purchaser. Until such approval is obtained, Seller (or Seller Sub) shall continue to be responsible for processing the FSS Chargeback Claims for which Purchaser is financially responsible on Purchaser's behalf, and Purchaser shall reimburse Seller for same as set forth below. Purchaser and Seller agree that
(i) Seller's and Seller Sub's financial liability for Chargeback Claims shall be limited to those commercial customers with which Seller or Seller Sub has chargeback obligations as of the Closing Date, and (ii) any such Chargeback Claims issued by Seller or Seller Sub shall be made on terms and conditions equivalent to Seller's and Seller Sub's obligations as of the Closing with respect to each customer as set forth in Seller's and Seller Sub's terms of agreement with such customer as of the Closing Date. Seller shall utilize records from third party rebate administrators to demonstrate which Chargeback Claims relate to the Products sold on or prior to the Closing Date for purposes of determining Seller's obligation.

                  (ii) To the extent that Seller or Seller Sub processes Chargeback Claims which are the financial responsibility of Purchaser, Purchaser shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail and include reasonable supporting documentation. To the extent that Purchaser processes Chargeback Claims which are the financial responsibility of Seller, Seller shall reimburse

Purchaser within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail and include reasonable supporting documentation.

     Section 8.6 ACCOUNTS RECEIVABLE. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and Seller Sub and their respective Affiliates and shall be collected by Seller or Seller Sub or their respective Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Purchaser shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Seller. In the case of the receipt by Purchaser of any payment from any obligor of both Seller or Seller Sub and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or Seller Sub or any of their respective Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then Seller shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller or Seller Sub and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller or Seller Sub with the excess, if any, remitted to Purchaser.

     Section 8.7  REGULATORY MATTERS.

              (a) TRANSFER OF REGISTRATIONS.

                  (i) At the Effective Time, each of Seller and Seller Sub, as applicable, shall (and, as applicable, Seller and Seller Sub shall cause their respective Affiliates to) transfer all of the benefit of the Registrations to Purchaser free of all Encumbrances, other than Permitted Encumbrances, on the terms and conditions set forth in this SECTION 8.7, to the extent permitted by, and in accordance with applicable Law, and subject to SECTION 2.5(B). As soon as practicable following the Closing Date but in any event no later than fifteen (15) days after the Closing Date, to the extent permitted by, and in accordance with applicable Law, and subject to SECTION 2.5(B), Seller shall, and shall cause Seller Sub and, as applicable, Seller's and Seller Sub's respective Affiliates to, transfer the Registrations to Purchaser. As necessary Seller, Seller Sub, and their respective Affiliates shall make such amendments to, submit such notifications, reports, correspondence, documents or other filings to applicable Governmental Authorities in respect of, fulfill such formalities in respect of, and obtain any consents and approvals with respect to, such Registrations necessary to effect the transfer of each of the Registrations to Purchaser. Following the Closing Date, Seller, Seller Sub and any of their respective Affiliates, as applicable, shall hold in trust for the exclusive benefit of Purchaser those Registrations not yet transferred to, or replaced by, Purchaser, and shall maintain such Registrations in full force and effect (at the sole cost and expense of Purchaser), and shall not amend, cancel or surrender any such Registration (except as may have been initiated prior to the Execution Date and disclosed to Purchaser in the Seller Disclosure Schedule), or permit any such Registration to expire or be amended, cancelled or revoked, unless in each case requested to do so by Purchaser.

                  (ii) With respect to all clinical trials (including post
              approval studies) for any Product being conducted as of the Closing Date, Seller shall, as soon as practicable, (or shall cause Seller Sub to) transfer control to Purchaser or its designee of such studies and cooperate with Purchaser to ensure a smooth and orderly transition thereof, in a manner that minimizes the risk of any disruption of such studies or activities.

                  (iii) Except as otherwise provided in the Transition Services
              Agreement, SECTION 8.5, this SECTION 8.7 and ARTICLE XI, neither Seller nor Seller Sub shall have any obligations with respect to the transfer of the Registrations to Purchaser and the maintenance of the Registrations following the Closing Date.

                  (iv) Upon receipt of the Registrations transferred to
              Purchaser in accordance with this SECTION 8.7, Purchaser promptly shall notify the applicable Governmental Authorities of its assumption of the Registrations from Seller, Seller Sub and any of their respective Affiliates in accordance with applicable Law.

                  (v) Following the Closing Date, Seller or Seller Sub, as
              applicable, shall take or refrain from taking (and each will cause its Affiliates to take or refrain from taking) such actions with respect to those Registration not yet transferred to, or replaced by, Purchaser as are reasonably requested by Purchaser; PROVIDED, that Purchaser shall indemnify Seller and Seller Sub for any and all Losses arising in connection with any Action by a third party arising from, in connection with or otherwise with respect to the actions taken or failed to be taken by Seller or Seller Sub at Purchaser's request pursuant to this SECTION 8.7(A).

              (b) PURCHASER RESPONSIBILITIES. Except as set forth in the Transition Services Agreement and subject to the provisions of SECTION 8.5 and
SECTION 8.7(A) above, after the Closing Date, Purchaser (on behalf of Seller or Seller Sub, to the extent required under applicable Law), at its cost, shall be solely responsible (subject to Seller's and Seller Sub's obligations set forth in clauses (c) through (f) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority (whether the Product is sold before or after transfer of such Registrations); (ii) taking all actions and conducting all communication with third parties with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; (iii) investigating all complaints and adverse drug experiences with respect to any Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations); and
(iv) fulfilling all other applicable legal and regulatory obligations of a holder of each Registration.

              (c) COMPLAINTS; ADVERSE DRUG EXPERIENCE REPORTS. After the Closing Date, Seller shall notify Purchaser within seventy-two (72) hours (or such shorter period required by Law) if Seller, Seller Sub or any of their respective Affiliates receives a complaint or a report of an adverse drug experience with respect to any Product. In addition, Seller and Seller Sub shall (and shall cause their respective Affiliates to) cooperate with Purchaser's reasonable requests and use commercially reasonable efforts to assist Purchaser in connection with the investigation of and response to any complaint or adverse drug experience report related to the Product sold by Seller, Seller Sub or any of their respective Affiliates. All notifications pursuant to this Section shall be by fax or email at such numbers (or email addresses) agreed upon by the Parties' respective safety divisions.

              (d) RECALLS. Except as set forth in the Transition Services Agreement, after the Closing Date, Purchaser, at its cost (subject to the proviso below), shall be solely responsible and liable for conducting all voluntary and involuntary recalls of Units of any Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of Units of any Product sold on or prior to the Closing Date or Product included in Inventory that was defective when delivered to Purchaser hereunder that are deemed necessary by Seller in its reasonable discretion; PROVIDED, HOWEVER, that Seller or Seller Sub shall reimburse Purchaser for the reasonable expenses and costs of conducting recalls relating to Product sold on or prior to the Closing Date or Product included in Inventory that was defective when delivered to Purchaser hereunder, irrespective of whether such recalls were required by applicable Governmental Authorities or deemed necessary or prudent by Seller, including the costs of notifying customers, the costs associated with shipment of such recalled Product, the price paid for such Product, and reasonable credits extended to customers in connection with the recall. Seller or Seller Sub promptly shall notify Purchaser in the event that a recall of any Product sold by Seller, Seller Sub or any of their respective Affiliates on or prior to the Closing Date or Product included in Inventory that was defective when delivered to Purchaser hereunder is necessary or otherwise reasonably advisable and Seller shall, and shall cause Seller Sub to, cooperate with Purchaser's reasonable requests and use commercially reasonable efforts to assist Purchaser in implementing and effecting such recall.

              (e) RESPONSE TO MEDICAL INQUIRIES. From the Execution Date until the Closing, Seller and Seller Sub shall continue to be responsible for responding to all medical inquiries with respect to any Product in the Territory in accordance with Seller's or Seller Sub's customary internal procedures for responding to such inquiries. Seller or Seller Sub shall document all responses made by it hereunder and shall provide reports thereof on a thirty (30)-day basis to Purchaser. These Product medical inquiries may arise from many sources such as (but not limited to) direct telephone calls or written correspondence to either Party. During the period prior to Closing, Purchaser shall promptly refer all such Product medical inquiries that it receives to Seller for response in accordance with Seller's or Seller Sub's customary internal procedures. Except as set forth in the Transition Services Agreement, after Closing, Purchaser shall assume all responsibility for responding to any medical inquiries with respect to any Product; PROVIDED, that Seller and Seller Sub shall reasonably cooperate with Purchaser in connection with the transfer of responsibility for responding to responses.

              (f) COOPERATION. Seller and Seller Sub shall reasonably cooperate with Purchaser in supplying information or reasonable assistance in Purchaser's fulfillment of its obligations under this SECTION 8.7.

     Section 8.8 WEBSITE INFORMATION. Within twenty (20) days after the Closing Date, Seller shall remove all references to the Products from any website Controlled by Seller, Seller Sub, or any of their respective Affiliates, except
(i) as necessary to describe the Transactions; (ii) any information contained in Seller's SEC Filings included on Seller's website; or (iii) as contained in press releases released prior to the Closing Date and references to the Products in a historical context; PROVIDED, HOWEVER, during such twenty (20) day period none of Seller, Seller Sub or any of their respective Affiliates shall add or alter (other than to remove from the website) any references to the Products in any website Controlled by Seller, Seller Sub or any of their respective Affiliates or add to or alter (other than to remove from the website) any of the content of such references in any such website, except in response to a request by a Governmental Authority or as otherwise required by applicable Law (including in connection with posting any of Seller's SEC Filings to Seller's website).

     Section 8.9  TAX MATTERS.

              (a) All Transfer Taxes shall be borne equally by Seller and Purchaser; PROVIDED, HOWEVER, that Purchaser and Seller shall reasonably cooperate with one another to lawfully minimize such Taxes (including, without limitation, filing claims for refunds of any value added Taxes). Seller and Purchaser shall also share equally any refunds of Transfer Taxes; PROVIDED, HOWEVER, that the non-paying party of such Transfer Taxes shall only be entitled to share equally in such refunds if it has reimbursed the paying party as provided in this SECTION 8.9. Upon payment of any such Transfer Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of such statement. Seller, Seller Sub and Purchaser shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes (including the determination of the value of the Purchased Assets and Inventory subject to Transfer Taxes) as may be required by applicable Tax Law.

              (b) Any personal property and similar AD VALOREM Taxes levied with respect to the Purchased Assets and the Inventory for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Purchaser based on the number of days of such taxable period up to and including the Closing Date (such portion of such taxable period, the "PRE-CLOSING TAX PERIOD") and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the "POST-CLOSING TAX PERIOD"). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

              (c) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with this SECTION 8.9. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this SECTION 8.9, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

              (d) Seller, Seller Sub and Purchaser hereby waive compliance with any "bulk sales" Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Purchased Assets and the Inventory by Seller and Seller Sub.

              (e) Each of Seller and Purchaser shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by a Governmental Authority or any judicial or administrative proceeding related to Liability for Taxes in connection with the Purchased Assets or the Inventory;
(ii) retain and provide the other Party with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) provide the other Party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any taxable period.

     Section 8.10 GOVERNMENT MULTI-PRODUCT CONTRACTS. After the Effective Time, Purchaser shall honor and perform all Liabilities of Seller, Seller Sub and any of their respective Affiliates arising after the Effective Time under and pursuant to each Government Multi-Product Contract with respect to supplying any Products to the applicable party pursuant to such Government Multi-Product Contract until such time as Seller, Seller Sub or such Affiliate, as applicable, has terminated each such Government Multi-Product Contract as provided below. Seller or Seller Sub, as applicable, agree that, except as otherwise required by applicable Law, after the Effective Time (i) they will not take (or permit any of their respective Affiliates to take) any action with respect to any Government Multi-Product Contract that would extend the term of such Government Multi-Product Contract with respect to the Products, create or agree to any additional obligations with respect to the Products, or otherwise materially adversely affect Purchaser or the Product Line Business, without the prior consent of Purchaser, and (ii) they will take or refrain from taking (and will cause their respective Affiliates to take or refrain from taking) such actions with respect to any Government Multi-Product Contract as reasonably requested by Purchaser; PROVIDED that Purchaser shall indemnify Seller, Seller Sub and their respective Affiliates for any and all Losses arising in connection with any Action by a third party arising from, in connection with or otherwise with respect to the actions taken or failed to be taken by Seller, Seller Sub or any of their respective Affiliates at Purchaser's request pursuant to this SECTION
8.10. Seller, Seller Sub or any of their respective Affiliates may enter into a separate agreement with such government party, PROVIDED that such agreements do not contain any provisions relating to the Products or the Product Line Business. Seller and Seller Sub, as applicable, shall terminate the rights and obligations of Seller, Seller Sub or any of their respective Affiliates, as applicable, with respect to the Products under each such Government Multi-Product Contract, to the extent permitted by the terms thereof and to the extent permitted by, and in accordance with, applicable Law, as soon as reasonably practicable after the Effective Time.

     Section 8.11 INVENTORY MATTERS.

              (a) SEGREGATION OF INVENTORY. Prior to the Closing Date, Seller and Seller Sub shall, and shall cause their respective Affiliates and subcontractors to, reserve and set aside a single, specific, secure, physical space for the storage of all the Inventory and shall at all times store and maintain the Inventory in the designated space and shall not store anything else, including the products of other third parties, in the designated space, nor otherwise in any manner co-mingle the Inventory with any property of Seller, Seller Sub, their respective Affiliates or any other Person other than Purchaser. The Parties acknowledge and agree that Inventory stored and maintained in accordance with Good Manufacturing Practices shall meet the requirements of the first sentence of this SECTION 8.11(A). The records maintained with respect to such segregated Inventory (which may be computer or other electronic records) clearly shall indicate that, following the Effective Time, such Inventory is the property of Purchaser. The Distribution of the Inventory shall be at Seller's and Seller Sub's expense. After the Closing Date, Seller and Seller Sub shall hold, Distribute and use the Inventory only in accordance with the Transition Services Agreement or as otherwise instructed by Purchaser.

              (b) DESTRUCTION OF EXCESS INVENTORY. Within ten (10) days after the Closing Date, Seller shall destroy any inventory of bulk active pharmaceutical ingredient, finished pharmaceutical product, samples of finished pharmaceutical product and works-in-progress of such pharmaceutical product that is formulated, labeled or otherwise intended for use, sale or offer for sale under the Seller Brands related to any Product and owned by Seller, Seller Sub or any of their respective Affiliates that is not part of the Inventory and shall deliver to Purchaser a certificate, dated no later than ten (10) days after the Closing Date, duly executed by an authorized officer of Seller certifying compliance with this SECTION 8.11(B).

     Section 8.12 PROSECUTION OF PRODUCT MARKS. Following the Execution Date, Seller shall undertake all commercially reasonable actions to (a) file, or cause the filing with, and cause the acceptance by the PTO of, the Combined Section 8 and 15 Declarations for the United States Registration for the Trademark ONTAK(R); and (b) record, or cause the recordation of, the assignment of the Mexican Registration for the Trademark ONTAK(R) from Eli Lilly & Company to Seller with the Mexican Trademark Office. Seller shall provide Purchaser evidence, acceptable to Purchaser in its sole discretion, of the completion of each such action promptly upon receipt from the relevant Governmental Authority.

     Section 8.13 TRADE SECRETS. Seller shall make available to Purchaser all trade secrets (if any) included within the Product Intellectual Property promptly following the Closing and Seller shall, and shall cause Seller Sub and Seller's and Seller Sub's respective Affiliates to, not use such trade secrets and maintain the trade secret status of all such trade secrets from and after the Execution Date unless and until Purchaser ceases to keep such trade secrets confidential.

     Section 8.14 PROFESSIONAL ADVISORY FEES, ETC. Seller will provide for the transfer, on the Closing Date, to UBS Securities LLC (who is an intended third-party beneficiary of this paragraph) a cash amount sufficient to pay in full all amounts due and payable to UBS Securities LLC in connection with the Transactions.

     Section 8.15 NON-ASSERTION COVENANT. None of Seller, Seller Sub or any of their respective Affiliates shall assert against Purchaser or any of its Affiliates, any Intellectual Property rights invented or discovered prior to the Closing Date and obtained by or Controlled by Seller, Seller Sub or any of their respective Affiliates prior to or after the Closing Date which would prevent Purchaser or any of their Affiliates from manufacturing, using or Distributing the Products. Such covenant not to assert shall be binding on Seller's, Seller Sub's and their respective Affiliates' successors and assigns and any third party to whom Seller, Seller Sub, or any of their respective Affiliates licenses or otherwise transfers rights with respect to any such Intellectual Property invented or discovered prior to the Closing Date.

                                  ARTICLE IX.
                                EMPLOYEE MATTERS

     Section 9.1  EMPLOYEE TRANSFER.

              (a) Subject to Purchaser's standard hiring requirements (including but not limited to a background check, drug screening and receipt of a motor vehicle report), Purchaser shall offer to employ on an at-will basis each of the Product Employees listed on SCHEDULE 9.1(A)(I), whether such Product Employee is actively at work or on leave of absence as of the Effective Time; PROVIDED, HOWEVER, that Purchaser shall only be required to offer employment to those Product Employees listed on SCHEDULE 9.1(A)(I) who are on a leave of absence at the Effective Time if they are able to return to work within ninety (90) days after the Effective Time. For a period of one hundred and twenty (120) days after the Effective Time, Purchaser may, in its sole discretion, offer to employ on an at-will basis each of the Product Employees who are listed on SCHEDULE 9.1(A)(II) ("POTENTIAL EMPLOYEES"). Notwithstanding the restrictions under
SECTION 6.7(A), Purchaser shall be permitted to solicit and interview Potential Employees. Purchaser's employment of Product Employees listed on SCHEDULE 9.1(A)(I) who are actively at work at the Effective Time and who accept such offer of employment shall commence as of the Effective Time. Purchaser's employment of Product Employees listed on SCHEDULE 9.1(A)(I) who are not actively at work at the Effective Time and who accept such offer shall commence when they return to active work, and such Product Employees shall remain employees of Seller, Seller Sub or any of their respective Affiliates, as applicable, until they commence employment with Purchaser. Purchaser shall deliver the offers of employment required under this SECTION 9.1(A), which may be contingent upon each Product Employee satisfying Purchaser's standard hiring requirements, to applicable Product Employees at least ten (10) days prior to the Closing, PROVIDED that all of the information required to be provided by Seller pursuant to SECTION 4.12(A) has been provided to Purchaser no later than five (5) days prior to such date. Each Product Employee, including any Potential Employee, who becomes employed by Purchaser is herein referred to as a "HIRED EMPLOYEE." Product Employees listed on SCHEDULE 9.1(A)(I) who are actively at work as of the Effective Time and who accept Purchaser's offer of employment shall become Hired Employees as of the Effective Time. Product Employees listed on SCHEDULE 9.1(A)(I) who are not actively at work as of the Effective Time and who accept Purchaser's offer of employment shall become Hired Employees when they return to active work. Potential Employees who are offered employment by the Purchaser and who accept Purchaser's offer of employment shall become Hired Employees as of their date of hire. Product Employees who do not accept Purchaser's offers of employment shall not become Hired Employees. As of the Effective Time (or on the date of hire by Purchaser in the case of a Product Employee listed on SCHEDULE 9.1(a)(i) not actively employed at the Effective Time or in the case of a Potential Employee), Seller or Seller Sub shall (or shall cause their respective Affiliates to) terminate the employment of each Hired Employee who commences employment with Purchaser.

              (b) As of the Effective Time, all Hired Employees listed on
SCHEDULE 9.1(A)(I) who are actively at work at the Effective Time shall cease participation in all Seller Plans, subject to the terms of such Plans. Product Employees listed on SCHEDULE 9.1(A)(I) who are not actively at work as of the Effective Time shall continue to participate in all applicable Seller Plans, subject to the terms of such Plans, and shall cease participation in all Seller Plans when they become Hired Employees, subject to the terms of such Plans. Potential Employees who become Hired Employees shall cease participation in all Seller Plans on their date of hire by the Purchaser, subject to the terms of such Plans.

              (c) Commencing at the Effective Time (or on the date of hire by Purchaser in the case of a Product Employee not actively employed at the Effective Time or in the case of a Potential Employee) and ending on the earlier to occur of the (i) the date that is twelve (12) months from the Effective Time or the date of hire, as applicable, or (ii) the date on which the Hired Employee terminates employment with Purchaser, Purchaser shall provide each Hired Employee with pension and welfare benefits (including medical, dental, vision, accident, life, disability, vacation and leave and other employee welfare benefits) that are comparable in the aggregate to those provided to similarly situated employees of Purchaser.

     Section 9.2  TRANSITION OF BENEFITS.

              (a) Effective as of their date of hire by Purchaser, Hired Employees who are participants in the Seller Plan that is intended to meet the requirements of Section 401(k) of the Code (the "SELLER'S 401(K) PLAN") shall cease to be eligible for any future contributions to Seller's 401(k) Plan except with respect to compensation from Seller, Seller Sub or any of their respective Affiliates, as applicable, prior to the Effective Time and as provided under Seller's 401(k) Plan, and shall be entitled to a distribution of their account balances under Seller's 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of
Section 401(a)(31) of the Code) from Seller's 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to a Plan maintained by Purchaser or an Affiliate of Purchaser that is intended to meet the requirements of Section 401(k) of the Code ("PURCHASER'S 401(K) PLAN"); PROVIDED, HOWEVER, that no outstanding loan amounts or promissory notes shall be rolled over or transferred to Purchaser's 401(k) Plan.

              (b) Seller or Seller Sub, as applicable, shall (or Seller or Seller Sub shall cause their applicable Affiliate to), on or before the Closing Date (or on or before the date of hire by Purchaser in the case of a Product Employee not actively employed at the Closing Date or a

Potential Employee), pay to all Hired Employees any vacation pay benefits earned but not yet used as of the date on which they terminate employment with Seller or Seller Sub (or Seller's or Seller Sub's Affiliate), as applicable. Purchaser shall not recognize, honor or assume the Liability for any Hired Employee's accrued but unused personal and sick time with Seller, Seller Sub and their respective Affiliates, but shall credit Hired Employees with years of service with Seller, Seller Sub or their respective Affiliates, as applicable, for purposes of calculating their benefits under Purchaser's paid time off policy; PROVIDED, that any paid time off under Purchaser's paid time off policy for the year in which a Product Employee becomes a Hired Employee shall be prorated to reflect the Hired Employee's date of hire by Purchaser.

              (c) As of the Effective Time, Purchaser shall, with respect to (i) Purchaser's 401(k) Plan, (ii) eligibility, vesting and the contribution percentage under its money purchase plan, and (iii) other employee benefit plans, policies, programs or arrangements that contain a service credit component and that are maintained by Purchaser after the Closing (solely to the extent applicable to such Hired Employee), credit each Hired Employee with his or her years of service with Seller, Seller Sub or any of their respective Affiliates (or any predecessor to any of the foregoing); PROVIDED, that a Hired Employee's service for Seller, Seller Sub or any of their respective Affiliates shall not affect the vesting of his benefits, if any, under Purchaser's Long Term Incentive Plan.

              (d) Hired Employees shall be eligible to enroll in a health plan determined by Purchaser as of their date of hire by Purchaser without (i) any waiting periods, (ii) any evidence of insurability, or (iii) application of any pre-existing physical or mental condition restrictions, except to the extent that such waiting periods, actively at work requirements, evidence of insurability or pre-existing mental or physical condition restrictions would apply under Seller's Plans and be permitted by Law. Seller or Seller Sub (or Seller's or Seller Sub's Affiliate), as applicable, shall retain responsibility for and continue to pay all medical and dental plan benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to his or her date of hire by Purchaser. Purchaser shall be responsible for all expenses and benefits with respect to claims incurred by Hired Employees or their covered dependents on or after the their date of hire by Purchaser, including, but not limited to, medical, dental, disability, life insurance and workers' compensation benefits. Purchaser shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Hired Employee (and his or her eligible dependents) during the calendar year in which the date of hire by Purchaser occurs for purposes of satisfying such year's deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Hired Employee (and his or her eligible dependents) shall be eligible to participate after his or her date of hire by Purchaser; PROVIDED, that Seller or each Hired Employee provides Purchaser with all information reasonably necessary to credit these expenses.

              (e) Without limiting the generality of SECTION 2.4, Seller, Seller Sub and their respective Affiliates shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under
Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local Law to Product Employees and any other current and former employees of Seller, Seller Sub and their respective Affiliates and their eligible dependents with respect to "qualifying events" (as defined in Section 4980B of the Code) occurring prior to their date of hire by Purchaser. Seller shall include in
SCHEDULE 9.2(E), which shall be delivered at

Closing, a de-identified list of all qualified beneficiaries within the meaning of Section 4980B of the Code who are or were Product Employees or are associated with Product Employees and the beginning and end of the period during which such qualified beneficiaries are entitled to coverage under Section 4980B of the Code. Purchaser shall be responsible for satisfying all obligations under
Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local Law with respect to any Hired Employee and his or her eligible dependents with respect to "qualifying events" occurring on or after the date of hire by Purchaser. Seller shall continue to maintain a group health plan within the meaning of Section 4980B of the Code and Part 6 of Title I of ERISA for a period of at least twelve (12) months after the Closing Date.

              (f) With respect to Hired Employees who participate in a Seller Plan qualified under Section 125 of the Code ("SELLER'S 125 PLAN") that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements ("REIMBURSEMENT ACCOUNTS"), Purchaser shall not assume any obligations or Liabilities regarding the Reimbursement Accounts. No plan established or maintained by Purchaser or an Affiliate of Purchaser intended to qualify under Section 125 of the Code will credit Hired Employees' account balances for Reimbursement Accounts accrued under Seller's 125 Plan or provide reimbursement for medical care or dependent care expenses incurred by Hired Employees at any time during Seller's plan year (including any applicable grace period) prior to their date of hire by Purchaser (including claims incurred before their date of hire by Purchaser).

              (g) EMPLOYEE BENEFIT PLANS. Purchaser shall not become the sponsor of any of Seller Plans.

     Section 9.3 WARN ACT. Purchaser shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, or any state plant closing or notification law, or similar Law in other jurisdictions, arising out of, or relating to, (i) in respect of Product Employees, the failure of Purchaser to offer employment to Product Employees listed on SCHEDULE 9.1(A)(I) in accordance with Section 9.1(a), or (ii) in respect of Hired Employees, any actions taken by Purchaser or their Affiliates on or after the Closing Date (or date of hire, if later); PROVIDED, HOWEVER, that Purchaser shall not be responsible for any such Liabilities, obligations, costs, claims, proceedings and demands to or in respect of any employees of Seller, Seller Sub or any of their respective Affiliates other than the Product Employees listed on
SCHEDULE 9.1(A)(I). If Seller, Seller Sub or any of their respective Affiliates does not continue to employ any Product Employees who are not listed on SCHEDULE 9.1(A)(I) and such employment is terminated prior to, at, or within sixty (60) days following the Effective Time, Seller (or Seller Sub or the applicable Affiliate) will be responsible for providing any notice to those employees required by the WARN Act, or any state plant closing or notification Law, or similar Law in other jurisdictions. Seller and Purchaser will cooperate in good faith with regard to any notification that may be required by the WARN Act or any state plant closing or notification law, or similar Law in other jurisdictions.

     Section 9.4 EMPLOYEE INFORMATION. Following the Execution Date, Seller shall use commercially reasonable efforts to provide Purchaser with all information and data reasonably requested by Purchaser in connection with Purchaser's rights and obligations under this ARTICLE IX, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

                                   ARTICLE X.
                              TERM AND TERMINATION

     Section 10.1  TERMINATION.

              (a) This Agreement may be terminated:

                  (i) at any time before the Closing Date by mutual written
              consent of Purchaser and Seller; or

                  (ii) by either Purchaser or Seller, in writing, if the
              Transactions have not been consummated on or before December 31, 2006 (the "OUTSIDE DATE"), PROVIDED that such failure is not due to (A) the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement or any Other Agreement or (B) the failure of Seller to obtain the approval of Seller's stockholders to consummate the Transactions, in the event Seller's board of directors determines in its good faith judgment to seek such approval and such vote has not taken place, in which case Seller shall not have the right to terminate this Agreement pursuant to this SECTION 10.1(A)(II), and Purchaser shall have the right to extend the Outside Date to a date that is no more than ten (10) Business Days after the date on which (I) Seller's stockholders vote to approve or disapprove Seller's consummation of the Transactions or (II) Seller ceases to seek such approval; or

                  (iii) by either Purchaser or Seller, in writing, if there
              shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order.

              (b) This Agreement may be terminated by Seller, in writing, if:

                  (i) (A) any representation or warranty of either Eisai Inc. or
              Eisai Ltd. set forth in this Agreement shall have become untrue or Purchaser has breached any covenant or agreement of Purchaser set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date; or

                  (ii) a material breach of any provision of this Agreement has been committed by Purchaser, such breach has not been waived by Seller and such breach is not cured by Purchaser within ten (10) days after written notice thereof; or

                  (iii) subject to and in accordance with Purchaser's rights pursuant to SECTION 6.5(B), the board of directors of Seller reasonably determines that an Acquisition Proposal is a Superior Proposal (with such termination becoming effective upon Seller entering into a binding written agreement with respect to such Superior Proposal).

              (c) This Agreement may be terminated by Purchaser, in writing, if:

                  (i) (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue or Seller has breached any covenant or agreement of Seller set forth in this Agreement, and
              (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date; or

                  (ii) a material breach of any provision of this Agreement has been committed by Seller, such breach has not been waived by Purchaser and such breach is not cured by Seller within ten (10) days after written notice thereof;

                  (iii) Seller amends or supplements the Seller Disclosure
              Schedule pursuant to SECTION 6.9, PROVIDED that Purchaser provides Seller notice of termination in accordance with SECTION 10.2(A), within five (5) calendar days of receipt of Seller's notice delivered in accordance with SECTION 6.9, and such amendment or supplement has a Material Adverse Effect;

                  (iv) the board of directors of Seller approves or recommends an Acquisition Proposal to the Seller's stockholders or approves or recommends that its stockholders tender their shares of Seller's Common Stock in any tender offer or exchange offer that is an Acquisition Proposal; or

                  (v) the board of directors of Seller determines in its good faith judgment to seek the approval of Seller's stockholders to consummate the Transactions, and Seller fails to obtain such stockholder approval by January 31, 2007.

     Section 10.2 PROCEDURE AND EFFECT OF TERMINATION.

              (a) Upon termination of this Agreement by Seller or Purchaser pursuant to SECTION 10.1, written notice thereof, indicating the termination provision in this Agreement claimed to provide a basis for such termination, shall forthwith be given to the other Party and this Agreement shall terminate. Nothing in this ARTICLE X shall relieve either Party of any liability for a breach of this Agreement prior to the termination hereof. Except as provided in the foregoing sentence, termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) SECTION 8.1, this ARTICLE X, ARTICLE XI and ARTICLE XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.

              (b) In the event that this Agreement is terminated (i) by Seller pursuant to SECTION 10.1(B)(III); or (ii) by Purchaser pursuant to SECTION 10.1(C)(IV) or SECTION 10.1(C)(V), then Seller shall on the date that is two (2) Business Days after such termination, pay to Purchaser a fee equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "TERMINATION FEE"), by wire transfer of immediately available funds to an account designated by Purchaser in writing. Notwithstanding anything to the contrary in this Agreement, the Termination Fee (A) shall be the exclusive remedy of Purchaser under circumstances where the Termination Fee is payable by Seller in respect of a termination in accordance with SECTION 10.1(C)(IV) and (B) together with the rights granted to Purchaser under SECTION 10.2(F) shall be the exclusive remedy of Purchaser under circumstances where the Termination
Fee is payable by Seller in respect of a termination in accordance with SECTION 10.1(C)(V), and upon payment of the Termination Fee in accordance with this
SECTION 10.2(B), except as otherwise provided in SECTION 10.2(E) and SECTION 10.2(F), Seller shall not have any further liability or obligation relating to or arising out of this Agreement.

              (c) In the event that this Agreement is terminated by Seller pursuant to SECTION 10.1(B)(I) or SECTION 10.1(B)(II), Purchaser shall pay to Seller within two (2) Business Days after the receipt of a notice therefor an amount equal to Seller's reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by Seller in writing.

              (d) In the event that this Agreement is terminated by Purchaser pursuant to SECTION 10.1(C)(I), SECTION 10.1(C)(II) or SECTION 10.1(C)(III), Seller shall pay to Purchaser within two (2) Business Days after the receipt of a notice therefor an amount equal to Purchaser's reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by Purchaser in writing.

              (e) As soon as practicable following a termination of this Agreement, but in no event later than thirty (30) days after such termination, Purchaser or Seller shall use commercially reasonable efforts, to the extent practicable, withdraw all filings, applications and other submissions relating to the Transactions made to any Governmental Authority or other Person.

              (f) In the event that Purchaser terminates this Agreement pursuant to SECTION 10.1(C)(V), and at any time within the twelve (12) month period following the termination date Seller determines to enter into a transaction, or a series of transactions, that if consummated would result in the sale of all or substantially all of the Products or the Product Line Business (an "ALTERNATIVE TRANSACTION"), Seller shall notify Purchaser of such determination within two
(2) Business Days of making such determination (an "ALTERNATIVE TRANSACTION NOTICE"), which notification shall state that Seller is prepared to enter into a definitive agreement as to such Alternative Transaction and include a summary of the material terms and conditions of such Alternative Transaction. During the five (5) Business Day period after Purchaser's receipt of the Alternative Transaction Notice, Purchaser shall have the right, at its sole and absolute discretion, to make an offer that Purchaser believes to be at least as favorable to Seller's stockholders as such Alternative Transaction; PROVIDED, that during such five (5) Business Day period, Seller shall negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) to enable Purchaser to make, modify and complete a more favorable offer; PROVIDED, FURTHER, that upon receipt of such offer, the board of directors of Seller shall, within two (2) Business Days, determine in good faith, after consultation with its financial advisor and legal counsel, as to whether such offer is at least as favorable to Seller's stockholders as such Alternative Transaction. Purchaser acknowledges and agrees that in the event that the Parties do not agree upon the material terms of such a more favorable offer after such five (5) Business Day period, that Seller may enter into a definitive agreement providing for implementation of such Alternative Transaction. In the event that Purchaser and Seller consummate a transaction for the sale of all or substantially all of the Products or the Product Line
Business, Purchaser shall reimburse Seller for all amounts paid by Seller to Purchaser pursuant to SECTION 10.2(B) upon consummation of such transaction. For the avoidance of doubt, exceeding the purchase price offered under the Alternative Transaction by any dollar amount shall not be a condition to any offer by Purchaser made in accordance with this SECTION 10.2(F) being deemed by Seller's board of directors to be a "more favorable offer."

                                  ARTICLE XI.
                                 INDEMNIFICATION

     Section 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; EXPIRATION.

              (a) Notwithstanding any investigation made by or on behalf of Seller and Seller Sub or Purchaser prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the Schedules hereto and the Seller Disclosure Schedule) and in any Other Agreement shall survive the Closing and shall terminate on the first anniversary of the Closing Date, except that the representations and warranties set forth in:

                  (i) SECTIONS 4.1, 4.2, 4.4(A), 4.20, 5.1, 5.2 and 5.7 shall survive forever;

                  (ii) SECTION 4.7 shall survive for eighteen (18) months after the Closing Date;

                  (iii) SECTION 4.15(I) shall survive for thirty-six (36) months after the Closing Date; and

                  (iv) SECTIONS 4.11 and 4.12 shall survive until the expiration of the applicable statute of limitations.

              (b) The covenants, agreements and obligations of the Parties shall survive until fully performed and discharged, unless otherwise expressly provided herein.

              (c) Any breach of which would be based upon common law fraud or intentional misrepresentation with the intent to deceive will survive until the expiration of the applicable statute of limitations.

              (d) Any right of indemnification or reimbursement pursuant to this
ARTICLE XI with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation shall expire on the applicable date of termination of the representation, warranty, covenant, agreement or obligation claimed to be breached as set forth in SECTION 11.1 (the "EXPIRATION DATE"), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment (a "CLAIM NOTICE"), describing in reasonable detail the facts giving rise to any claims for indemnification hereunder or in the case of a third-party claim, the third-party complaint, and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision in this Agreement upon which such claim is based; PROVIDED, that the rights of indemnification and reimbursement provided for under this ARTICLE XI shall survive the applicable Expiration Date in the event that the Indemnified Party's failure or delay to give the Claim Notice is the result of common law fraud or intentional misrepresentation with the intent to deceive on the part of the Indemnifying Party, in which case, the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the applicable Expiration Date.

     Section 11.2 INDEMNIFICATION BY SELLER AND SELLER SUB. Seller and Seller Sub jointly and severally shall indemnify and hold harmless Purchaser, its Affiliates, and their respective officers, directors and employees (collectively, the "PURCHASER INDEMNIFIED PARTIES"), from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

              (a) any breach or inaccuracy of any representation or warranty of Seller or Seller Sub contained in this Agreement or any Other Agreement or in connection with the consummation of the Transactions (without giving effect to any supplement to the Seller Disclosure Schedule pursuant to SECTION 6.9);

              (b) the non-fulfillment or breach by Seller or Seller Sub of any of its covenants, agreements or obligations under this Agreement or any Other Agreement;

              (c) any Excluded Liability or Excluded Asset;

              (d) the failure of Seller or Seller Sub to comply with any Law (other than to the extent the Law relates to Taxes) relating to bulk sales Law, fraudulent transfer Law, or similar Law applicable to the transaction;

              (e) the failure of Seller, Seller Sub or any of their respective Affiliates to transfer an Omitted Asset to Purchaser at Closing;

              (f) any Transfer Taxes or Apportioned Obligations allocated to Seller pursuant to SECTION 8.9;

              (g) any Plan established or maintained by Seller or Seller Sub;

              (h) any Order by a court of competent jurisdiction that finds that the approval of Seller's stockholders was required in order for Seller to consummate the Transactions, following a failure by Seller to seek such stockholder approval;

              (i) any failure by Seller to maintain a group health plan within the meaning of Section 4980B of the Code or Part 6 of Title 1 of ERISA in accordance with SECTION 9.2(D), including (A) the obligation to provide continuation coverage of health insurance under Section 4980B of the Code or
Part 6 of Title 1 of ERISA or other similar state of local Law for current and former employees of Seller, Seller Sub and their respective Affiliates and their eligible dependents who experienced a "qualifying event" prior to the Effective Time (or prior to the date of hire by Purchaser in the case of a Product Employee not actively employed at the Effective Time), and (B) the obligation to provide health insurance coverage prior to their date of hire (if any) by Purchaser to Product Employees who are not actively employed at the Effective Time; and

              (j) any failure of Seller, Seller Sub or any of their respective Affiliates to terminate prior to the Effective Time the employment of any Product Employees who will not receive an offer of employment from Purchaser pursuant to SECTION 9.1(A) or from Seller's, Seller Sub's or any of their respective Affiliates' failure to provide any notice required by the WARN Act, or any state plant closing or notification law, or similar Law in other jurisdictions with regard to Product Employees who are terminated by Seller, Seller Sub or any of their respective Affiliates prior to, at, or within thirty
(30) days following the Effective Time.

     Section 11.3 INDEMNIFICATION BY PURCHASER. Eisai Inc. and Eisai, Ltd. jointly and severally shall indemnify and hold harmless Seller, Seller Sub, their respective Affiliates and their respective officers, directors and employees (collectively, the "SELLER INDEMNIFIED PARTIES"), from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

              (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any Other Agreement or in connection with the consummation of the Transactions;

              (b) the non-fulfillment or breach by Purchaser of any of its covenants, agreements or obligations under this Agreement or any Other Agreement;

              (c) any Transfer Tax or Apportioned Obligations allocated to Purchaser pursuant to SECTION 8.9;

              (d) any Assumed Liability; and

              (e) except with respect to matters for which Seller and Seller Sub are required to indemnify Purchaser hereunder, Purchaser's ownership of the Purchased Assets and Inventory and operation of the Product Line Business following the Closing Date.

      Section 11.4 CERTAIN PROCEDURES FOR INDEMNIFICATION.

              (a) If any Person entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a Party to this Agreement against such Indemnified Party, for which a Party to this Agreement is required to provide indemnification under this ARTICLE XI (an "INDEMNIFYING PARTY"), the Indemnified Party promptly deliver to the Indemnifying Party a Claim Notice; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend such action.

              (b) The Indemnifying Party shall have thirty (30) days after receipt of any such Claim Notice to (i) agree to the basis of the claim and the amount and method of computation of Losses set forth in the Claim Notice, if any, or (ii) provide such Indemnified Party with notice that the Indemnifying Party disagrees with the basis of the claim or the amount or method of computation set forth in the Claim Notice, if any (the "INDEMNITY DISPUTE NOTICE"). To the extent the Indemnifying Party has not delivered an Indemnity Dispute Notice within the thirty-day period, the Indemnifying Party shall be deemed to have accepted the basis of the claim, and the amount and method of computation of Losses, if any, set forth in the Claim Notice. Within fifteen (15) days after the giving of the Indemnity Dispute Notice, the Indemnifying Party and the Indemnified Party shall negotiate in a BONA FIDE attempt to resolve the matter. If the Indemnified Party and the Indemnifying Party have not resolved such dispute within thirty
(30) days through good faith negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or other mutually agreeable non-judicial dispute resolution mechanism.

              (c) With respect to third party Actions for which indemnification is claimed hereunder, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and direct the defense of any Action at its sole cost and expense, PROVIDED that (i) the Indemnifying Party provides the Indemnified Party notice of its election to assume the defense of such Action within fifteen (15) days of receipt of the applicable Claim Notice, (ii) the Indemnifying Party has the financial resources to pay such damages and (iii) such counsel is reasonably satisfactory to the Indemnified Party. If the Indemnifying Party fails to provide notice of its election to assume the defense of such Action as provided in the preceding sentence, the Indemnifying Party shall not be bound by any determination made in such Action or settlement or compromise of such Action effected by the Indemnified Party without Seller's prior written consent (which consent shall not be unreasonably withheld or delayed). After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party shall not be liable to the Indemnified Party under this SECTION 11.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this SECTION 11.4; PROVIDED, HOWEVER, that if, in the opinion of counsel (which may be in-house counsel) to the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party assumes the defense of the third party Action: it will be conclusively established for purposes of this Agreement that the claims made in that third party Action are within the scope and subject to indemnification pursuant to this ARTICLE XI, and so long as the Indemnifying Party shall diligently and vigorously conduct such defense, (i) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such third party Action without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) the Indemnified Party shall agree to any settlement, compromise or discharge of the third party Action that the Indemnifying Party may recommend that (A) can be resolved by money damages alone, (B) by its terms obligates the Indemnifying Party to pay the full amount of the Losses in connection with such third party Action, and (C) completely and unconditionally releases the Indemnified Party in connection with such third party Action.

              (d) The Indemnified Party and the Indemnifying Party each shall render to one another such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action, including furnishing records, information and testimony, providing witnesses, and attending conferences, discovery proceedings, hearings, trials and appeals, in each case as may be reasonably requested in connection therewith. Such cooperation shall include affording to the Indemnifying Party or Indemnified Party, as applicable, access during regular business hours to, and reasonable retention by each such Person of, records and information that are reasonably relevant to such Action and making each such Person and such Person's employees and agents available on an agreed-upon, mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse each such Person for all reasonable out-of-pocket expenses in connection therewith.

     Section 11.5 LIMITATIONS.

              (a) In no event shall the respective Indemnifying Parties be liable for any Losses for claims made pursuant to SECTION 11.2 or 11.3 (each, an "INDEMNITY CLAIM"), as applicable, unless the aggregate amount of all indemnified Losses for which Indemnity Claims have been made against the Indemnifying Party exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "DEDUCTIBLE"), in which case the Indemnifying Party shall, subject to the other limitations contained herein, be liable for such indemnified Losses in excess of the Deductible. Notwithstanding the foregoing, indemnification claims made other than pursuant to SECTION 11.2(A) or 11.3(A) shall not be subject to the Deductible unless an Indemnity Claim for the Loss in question could have been asserted pursuant to SECTION 11.2(A) or 11.3(A), as the case may be. For the avoidance of doubt, it is the intention of the Parties that Losses that arise out of or are the result of breaches of representations and warranties be subject to the Deductible, even if they are also breaches of other covenants or agreements that are not subject to the Deductible. Notwithstanding the foregoing, the limitations set forth in this SECTION 11.5 (A) shall not be applicable to Losses for which an Indemnity Claim is asserted under SECTION 11.2(D), SECTION 11.2(e), SECTION 11.2(F), SECTION 11.2(G), SECTION 11.2(H),
SECTION 11.2(I), SECTION 11.2(J) or SECTION 11.3(C), for claims for breach under
SECTION 2.1(C), SECTION 2.8, SECTION 8.5, or for claims for breach of any representation or warranty set forth in SECTION 4.1, SECTION 4.2, SECTION 4.4(A), SECTION 4.11, SECTION 4.12, SECTION 4.15(I), SECTION 4.20, SECTION 5.1,
SECTION 5.2, or SECTION 5.7.

              (b) Except as provided under this SECTION 11.5(B), no event shall Seller and Seller Sub, on the one hand, or Purchaser, on the other hand, be liable for Losses for claims made pursuant to this ARTICLE XI in an amount in excess of Twenty Million Dollars ($20,000,000) in the aggregate for any and all indemnified Losses hereunder (the "CAP"). Notwithstanding the foregoing, (i) with respect to breaches of the representation and warranty set forth in SECTION 4.15(I), the "Cap" shall be Thirty Million Dollars ($30,000,000); and (ii) the limitations set forth in this SECTION 11.5(B) shall not be applicable to Losses for Indemnity Claims (A) pursuant to SECTION 11.2(D), SECTION 11.2(E), SECTION 11.2(F), SECTION 11.2(G), SECTION 11.2(H), SECTION 11.2(I), SECTION 11.2(J) or
SECTION 11.3(C); (B) for breach of SECTION 2.1(C), SECTION 2.8, SECTION 8.5; or
(C) for breach of any representation or warranty set forth in SECTION 4.1,
SECTION 4.2, SECTION 4.4(A), SECTION 4.11, SECTION 4.12, SECTION 4.20, SECTION 5.1, SECTION 5.2, or SECTION 5.7.

              (c) The amount of any Losses recoverable by a Party under SECTION
11.2 or SECTION 11.3, as applicable, shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party relating to such claim.

              (d) EXCEPT WITH RESPECT TO LOSSES INCURRED AS THE RESULT OF COMMON LAW FRAUD, THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES

HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION, LOST PROFITS, PUNITIVE DAMAGES, DIMINUTION OF VALUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

              (e) Each Party shall have a right to indemnification pursuant to this ARTICLE XI for any Losses incurred as the result of any common law fraud or intentional misrepresentation with the intent to deceive by any other Party or any officer or director (or similarly situated person) of such other Party without regard to the limitations set forth in SECTIONS 11.5(A) and 11.5(B).

              (f) Any indemnity or reimbursement payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.

              (g) Each Party shall be entitled to set off, offset and deduct against amounts due from such Party to the other Party for Losses suffered by such first Party under this Agreement; PROVIDED, HOWEVER, no Party shall offset any indemnified Losses unless and until the Indemnity Claims giving rise to such indemnified Losses exceeds One Million Five Hundred Thousand Dollars ($1,500,000), in which case, such offsetting Party may offset any additional indemnified Losses arising from Indemnity Claims up to and until such indemnified Losses from Indemnity Claims exceed Twenty Million Dollars ($20,000,000), in which case, such offsetting Party may not offset any additional indemnified Losses arising from Indemnity Claims.

     Section 11.6 ESCROW. On the Closing Date, Purchaser shall deposit the Escrow Amount with the Escrow Agent at Closing, by direct wire transfer of immediately available funds into the Escrow Account, in accordance with the terms of this Agreement and the Escrow Agreement. On the sixth (6) month anniversary of the Closing Date, the Escrow Agent shall release fifty percent (50%) of the then existing amount of the Escrow Amount to Seller, LESS the amount of Indemnity Claims asserted by Purchaser in good faith, which have not been paid, PLUS any amounts offset by Purchaser pursuant to and in accordance with SECTION 11.5(G), in respect of Indemnity Claims asserted by Purchaser in good faith, which have not been paid, and any unreleased amount shall be retained by the Escrow Agent. On the one year anniversary of the Closing Date, the Escrow Agent shall release the then existing Escrow Amount to Seller, LESS the amount of Indemnity Claims asserted by Purchaser in good faith, which have not been paid, PLUS any amounts offset by Purchaser pursuant to and in accordance with SECTION 11.5(G), and any unreleased amount shall be retained by the Escrow Agent. The amount of the Escrow Amount so retained shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) in accordance with the resolution of such claims.

     Section 11.7 SATISFACTION OF CLAIMS.

              (a) Except as provided in SECTION 2.8(C), claims made by a Purchaser Indemnified Party for indemnification under SECTION 11.2 shall be satisfied from (i) first, funds set off, offset or deducted against amounts then due and payable pursuant to and in accordance with SECTION 11.5(G), (ii) second, funds held in the Escrow Account; and (iii) third, by payment of cash or other immediately available funds from Seller.

              (b) Claims made by a Seller Indemnified Party for indemnification under SECTION 11.3 shall be satisfied by payment of cash or other immediately available funds from Purchaser.

     Section 11.8 EXCLUSIVE REMEDY. Following the Closing, absent claims for common law fraud, intentional misrepresentation with the intent to deceive, (a) claims for indemnification pursuant to this ARTICLE XI, and (b) claims for specific performance or any other equitable remedies of the covenants and obligations of the other Party under this Agreement and the Other Agreements, shall, collectively, be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates for breach of this Agreement.

                                  ARTICLE XII.
                                 MISCELLANEOUS

     Section 12.1 ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; PROVIDED, HOWEVER, that no Party may sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties, which consent shall not be unreasonably delayed, withheld or conditioned; PROVIDED FURTHER, any Party shall have the right, without the consent of the other Parties, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates; PROVIDED FURTHER, that any permitted assignment shall protect the non-assigning Parties' rights under this Agreement; and PROVIDED FURTHER, that a change of control of Seller, Seller Sub or Purchaser following the Execution Date shall not require the consent of any other Party. Any attempted assignment, delegation or other disposition in violation of this
SECTION 12.1 shall be void.

     Section 12.2 CUMULATIVE RIGHTS. Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Law.

     Section 12.3 EXPENSES. Except as otherwise specified herein, each Party shall bear any costs and expenses with respect to the Transactions incurred by it.

     Section 12.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by reputable courier maintaining records of receipt, (b) when transmitted if sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier by reputable courier maintaining records of receipt, to the Parties at the following addresses:

         If to Seller or Seller Sub, to:

                  Ligand Pharmaceuticals Incorporated
                  10275 Science Center Drive
                  San Diego, California 92121
                  Attention: General Counsel

         with a copy sent concurrently to:

                  Latham & Watkins LLP
                  12636 High Bluff Drive, Suite 400
                  San Diego, California 92130
                  Attn: Scott Wolfe
                  Attn: Faye Russell

         If to Purchaser, to:

                  Eisai Inc.
                  Glenpointe Centre West
                  500 Frank W. Burr Boulevard
                  Teaneck, NJ  07666
                  Facsimile:  (201) 692-9120
                  Attention:  General Counsel

                  and to:

                  Eisai Co., Ltd.
                  Koishikawa 4-6-10
                  Bunkyo-Ku, Tokyo 11208088
                  Japan
                  Fax:  +81-3-3811-5535
                  Attention:  Director, Legal Department

         with copies sent concurrently to:

                  Covington & Burling LLP
                  1201 Pennsylvania Avenue, NW
                  Washington, D.C. 20004
                  Facsimile:  (202) 778-5567
                  Attention:  Catherine J. Dargan, Esq.

PROVIDED, HOWEVER, that if any Party shall have designated a different address by ten (10) days' prior written notice to the other Parties, then to the last address so designated.

     Section 12.5 ENFORCEABILITY; SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, in whole or in part, such determination shall not affect or impair the validity or enforceability of any other provision, covenant, or restriction, each of which is hereby declared to be separate and distinct, or of the remainder of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable. If any provision of this Agreement shall be declared invalid or unenforceable for any reason other than overbreadth, the offending provision shall be modified so as to maintain the essential benefits of the bargain between the Parties to the maximum extent possible, consistent with Law and public policy. Each of the Parties acknowledges, however, that the provisions of this Agreement, including SECTION 10.2(B) regarding the Termination Fee, have been negotiated by the Parties and that such provisions are reasonable in light of the circumstances pertaining to the Parties.

     Section 12.6 AMENDMENT; ENTIRE AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement, together with the Schedules and Exhibits attached hereto and thereto, contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

     Section 12.7 NO THIRD PARTY BENEFICIARIES. Except as otherwise set forth under SECTION 8.14, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right under this Agreement.

     Section 12.8 WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such waiver is sought. Such waiver shall be effective only in the specific instance and for the purpose for which given. The failure or delay of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

     Section 12.9 GOVERNING LAW; JURISDICTION. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. All Actions arising out of or relating to this Agreement, the Other Agreements and the Transactions or for recognition or enforcement of any judgment relating thereto, shall be heard and determined exclusively in (a) the Supreme Court of the State of New York, and the appellate courts thereof or
(b) the United States District Court for the Southern District of New York and the appellate courts thereof, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in such courts. Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in

SECTION 12.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

     Section 12.10 INJUNCTIVE RELIEF. Notwithstanding anything to the contrary in this Agreement, any Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Law applicable in such jurisdiction with respect to any matters arising out of any other Party's performance of its obligations under this Agreement, the Other Agreements or with respect to the Transactions. Each Party agrees that in the event another Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any Canadian or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

     Section 12.11 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER AGREEMENTS, OR THE TRANSACTIONS.

     Section 12.12 HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     Section 12.13 COUNTERPARTS. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page of this Agreement or any amendment hereto by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart hereof.

     Section 12.14 SCHEDULES. Purchaser agrees that any disclosure by Seller or Seller Sub in any Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.

     Section 12.15 CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

                              * * * * * * * * * * *

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                     LIGAND PHARMACEUTICALS INCORPORATED


                     By:  /s/ Henry F. Blissenbach
                         __________________________________
                         Name:   Henry F. Blissenbach
                         Title:  Chairman & CEO


                     SERAGEN, INC.


                     By:  /s/ Warner R. Broaddus
                         __________________________________
                         Name:   Warner R. Broaddus
                         Title:  Secretary


                     EISAI INC.


                     By:  /s/ Lonnel Coats
                         __________________________________
                         Name:
                         Title:


                     EISAI CO., LTD.


                     By:  /s/ Hideki Hayashi
                         __________________________________
                         Name:   Hideki Hayashi
                         Title:  Vice President
                                 Corporate Business Development